Exhibit 4.1

Execution Copy

SERIES A PREFERRED UNIT

PURCHASE AGREEMENT

among

KNOT OFFSHORE PARTNERS LP

and

THE PURCHASERS PARTY HERETO

December 6, 2016

ii

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SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A PREFERRED UNIT PURCHASE AGREEMENT, dated as of December 6, 2016 (this “Agreement”), is entered into by and among KNOT OFFSHORE PARTNERS LP, a Marshall Islands limited partnership (the “Partnership”), and the purchasers set forth in Schedule A hereto and any other Person that executes a Joinder Agreement (as defined herein) and becomes an Additional Purchaser (as defined herein) (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Purchased Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Conversion Units (as defined below) underlying the Purchased Units acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Additional Purchasers” has the meaning specified in Section 2.02.

“Additional Units” has the meaning specified in Section 2.02.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities, on the one hand, and the Purchasers, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.31.

“Business Day” means any day other than a Saturday, Sunday, any legal holiday or day on which banking institutions in the Republic of Malta, the State of New York or the Kingdom of Norway are authorized or required by Law or other governmental action to close.

“Charter Agreements” means the time charter or bareboat charter agreements relating to the Vessels as such agreements are currently in effect.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in the Partnership.

“Confidentiality Agreements” means the Confidentiality Agreements, dated on or about November 30, 2016, entered into by the Partnership and each Purchaser or its Affiliates, as applicable, as may be amended from time to time.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

“Drop-Dead Date” means February 28, 2017.

“Environmental Laws” has the meaning specified in Section 3.24.

“Environmental Permits” has the meaning specified in Section 3.24.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Funding Obligation” means, with respect to a particular Purchaser, an amount equal to the Purchase Price multiplied by the number of Purchased Units to be purchased by such Purchaser on the Closing Date.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“General Partner” means KNOT Offshore Partners GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands and the general partner of the Partnership.

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“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership means a Governmental Authority having jurisdiction over the Partnership Entities or any of their respective Properties.

“Governmental Licenses” has the meaning specified in Section 3.26.

“Hazardous Materials” has the meaning specified in Section 3.24.

“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).

“Indemnified Party” has the meaning specified in Section 6.03(b).

“Joinder Agreement” has the meaning specified in Section 2.02.

“KNOT UK” means KNOT Offshore Partners UK LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands.

“KNOT Shuttle Tankers” means KNOT Shuttle Tankers AS, a company organized under the laws of Norway.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any lien, encumbrance, security interest, charge, equity or other claim.

“Marshall Islands LP Act” has the meaning specified in Section 3.02.

“Material Adverse Effect” means any change, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), prospects, earnings, results of operations, business or properties of the Partnership Entities taken as a whole or (b) the ability of the Partnership to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Partnership Entities operates (including, for the avoidance of doubt, adverse changes (A) in charter rates and (B) in capital spending by current or potential charterers), except, with respect to this clause (i), to the extent that such entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Partnership to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Partnership Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, (v) changes in the market price or trading volume of the Common Units

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(except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred) or (vi) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.32.

“OMP” means Offshore Merchant Partners Asset Yield Fund, L.P., a Guernsey registered limited partnership.

“OMP Funding Obligation” means an amount equal to the Purchase Price multiplied by the number of Purchased Units to be purchased by OMP on the Closing Date.

“Operating Subsidiaries” means, collectively, KNOT Shuttle Tankers 12 AS, a company organized under the laws of Norway, Knutsen Shuttle Tankers XII KS, a limited partnership organized under the laws of Norway, Knutsen Shuttle Tankers XII AS, a company organized under the laws of Norway, KNOT Shuttle Tankers 17 AS, a company organized under the laws of Norway, KNOT Shuttle Tankers 18 AS, a company organized under the laws of Norway, Knutsen Shuttle Tankers 13 AS, a company organized under the laws of Norway, Knutsen Shuttle Tankers 14 AS, a company organized under the laws of Norway, Knutsen Shuttle Tankers 15 AS, a company organized under the laws of Norway, KNOT Shuttle Tankers 20 AS, a company organized under the laws of Norway, KNOT Shuttle Tankers 21 AS, a company organized under the laws of Norway, Knutsen NYK Shuttle Tankers 16 AS a company organized under the laws of Norway and Knutsen Shuttle Tankers 19 AS, a company organized under the laws of Norway.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of KNOT Offshore Partners LP, dated April 15, 2013, between KNOT Offshore Partners GP LLC and Knutsen NYK Offshore Tankers AS, as amended from time to time in accordance with the terms thereof (including, as the context requires, by the Second A&R LPA).

“Partnership Entities” means, collectively, the Partnership, KNOT UK, KNOT Shuttle Tankers and the Operating Subsidiaries.

“Partnership Related Parties” has the meaning specified in Section 6.02.

“Partnership SEC Documents” the Partnership’s forms, registration statements, reports, schedules and statements filed by it under the Exchange Act or the Securities Act, as applicable.

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“Permitted Liens” has the meaning specified in Section 3.28.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Purchase Price” has the meaning specified in Section 2.01.

“Purchased Units” means, collectively, the Series A Preferred Units set forth opposite each Purchaser’s name on Schedule A hereto and any Additional Units to be purchased on the Closing Date by any Additional Purchasers.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership and the Purchasers, substantially in the form attached hereto as Exhibit D.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Second A&R LPA” has the meaning specified in Section 2.07(a)(v).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means the Partnership’s Series A Convertible Preferred Units.

“Third-Party Claim” has the meaning specified in Section 6.03(b).

“Total Funding Obligation” means, in connection with the Closing, the aggregate amount of Funding Obligations of all of the Purchasers participating in such Closing.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement and the Second A&R LPA.

“Transaction Fee” has the meaning specified in Section 8.01.

“Vessels” means collectively, the Fortaleza Knutsen, the Recife Knutsen, the Bodil Knutsen, the Windsor Knutsen, the Carmen Knutsen, the Hilda Knutsen, the Torill Knutsen, the Dan Cisne, the Dan Sabia, the Ingrid Knutsen and the Raquel Knutsen.

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Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II.

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, the Purchasers hereby agree to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to the Purchasers, the number of Series A Preferred Units under the “Purchased Units” column set forth opposite such Purchaser’s name on Schedule A, for a cash purchase price of $24.00 per Series A Preferred Unit (the “Purchase Price”).

Section 2.02 Additional Purchasers. The parties hereto acknowledge and agree that the Partnership may issue and sell on the Closing Date additional Series A Preferred Units (“Additional Units”) to additional institutional purchasers (“Additional Purchasers”) in an aggregate amount not to exceed $49,000,000 at a price per unit equal to the Purchase Price. Each additional Purchaser shall execute the Joinder Agreement attached hereto as Exhibit E (the “Joinder Agreement”).

Section 2.03 Closing. The consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place no later than the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Section 2.04, Section 2.05 and Section 2.06 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as the Partnership and the Purchasers may agree. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 2200 Pennsylvania Avenue NW, Suite 500 West, Washington, DC 20037-1701 (or such other location as agreed to by the Partnership and the Purchasers participating in such Closing).

Section 2.04 Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Purchased Units at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

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(b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

Section 2.05 Conditions to Each Purchaser’s Obligations. The obligation of a Purchaser to consummate its purchase of Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Sections 3.01, 3.02 and 3.03 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b) the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(c) the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units;

(d) no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e) there shall not have occurred a Material Adverse Effect; and

(f) the Partnership shall have delivered, or caused to be delivered, to the Purchaser the Partnership’s closing deliveries described in Section 2.07(a), as applicable.

Section 2.06 Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the sale and issuance of the Purchased Units to a Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b) such Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and

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(c) such Purchaser shall have delivered, or caused to be delivered, to the Partnership the Purchaser’s closing deliveries described in Section 2.07(b), as applicable.

Section 2.07 Deliveries at the Closing.

(a) Deliveries of the Partnership. At the Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers:

(i) An opinion from Vinson & Elkins L.L.P., U.S. counsel for the Partnership, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the Closing Date;

(ii) An opinion from Watson Farley & Williams, counsel relating to matters of the law of the Republic of the Marshall Islands, in substantially the form attached hereto as Exhibit B, which shall be addressed to the Purchasers and dated the Closing Date;

(iii) An executed copy of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached hereto as Exhibit C (the “Second A&R LPA”);

(iv) An executed copy of the Registration Rights Agreement;

(v) A “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE;

(vi) Evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement;

(vii) A certificate of the Secretary or Assistant Secretary of the Partnership, dated the Closing Date, certifying as to and attaching (A) the certificate of formation of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and the Conversion Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership, setting forth the name and title and bearing the signatures of such officers;

(viii) A certificate of the Chief Executive Officer and Chief Financial Officer of the Partnership, dated the Closing Date, certifying, in his capacities, to the effect that the conditions set forth in Sections 2.05(a) and (b) have been satisfied;

(ix) A cross-receipt executed by the Partnership and delivered to the Purchasers certifying that it has received from the Purchasers an amount in cash equal to the Total Funding Obligation with respect to such Closing and, with respect to the cross-receipt for OMP, that the Partnership has paid to OMP the Transaction Fee (which Transaction Fee payment will be made by netting the Transaction Fee due to OMP from the OMP Funding Obligation);

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(x) A fully executed waiver of the General Partner with respect to the rights of the General Partner and its Affiliates under Section 5.7(a) of the Partnership Agreement; and

(xi) Such other documents relating to the transactions contemplated by this Agreement as OMP or its counsel may reasonably request.

(b) Deliveries of Each Purchaser. At the Closing, each Purchaser shall deliver or cause to be delivered to the Partnership:

(i) In connection with the Closing, the Registration Rights Agreement, which shall have been duly executed by such Purchaser;

(ii) A cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received from the Partnership the number of Series A Preferred Units and the Transaction Fee, each to be received by such Purchaser, as applicable, in connection with the Closing;

(iii) A certificate of an authorized officer of such Purchaser, dated the Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Sections 2.06(a) and (b) have been satisfied;

(iv) Payment of such Purchaser’s Funding Obligation (which payment, in the case of the OMP Funding Obligation at Closing, will be made by netting the Transaction Fee due to OMP from OMP’s Funding Obligation) payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date, by the Partnership;

(v) A properly executed Internal Revenue Service Form W-8BEN-E or W-8IMY; and

(vi) Such other documents relating to the transactions contemplated by this Agreement as the Partnership or its counsel may reasonably request.

Section 2.08 Independent Nature of Any Purchaser’s Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The failure of any Purchaser to perform, or waiver by the Partnership such performance, under any Transaction Document shall not excuse performance by any other Purchaser, and the waiver by any Purchaser of performance of the Partnership under any Transaction Document shall not excuse performance by the Partnership with respect to the other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

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Section 2.09 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES AND

COVENANTS RELATED TO THE PARTNERSHIP

The Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01 Existence.

(a) Each of the Partnership Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company, corporation or other entity, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation with all limited liability company, limited partnership, corporate or other entity power and authority, as applicable, to own or lease and to operate its properties currently owned or leased and to conduct its business as currently conducted or as to be conducted on the Closing Date as described in the Partnership SEC Documents and (i) to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Entity is a party and consummate the transactions contemplated hereby and thereby, (ii) in the case of the Partnership, to issue, sell and deliver the Purchased Units and (iii) in the case of the General Partner, to act as the general partner of the Partnership.

(b) Each of the Partnership Entities is duly qualified to do business as a foreign limited partnership, limited liability company corporation or other entity, as applicable, and is in good standing in each jurisdiction where the ownership or lease of its properties or the conduct of its business requires such qualification, except for any failures to be so qualified and in good standing that would not, individually or in the aggregate, (i) constitute a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(c) The partnership agreement or limited liability company agreement, as applicable, of each of the Partnership, the General Partner, KNOT UK, KNOT Shuttle Tankers and the Operating Subsidiaries has been duly authorized, executed and delivered by the General Partner and any Partnership Entity party thereto and is a valid and legally binding agreement of the Partnership Entity party thereto, enforceable against such party thereto in accordance with their respective terms; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

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Section 3.02 Capitalization and Valid Issuance of Units.

(a) As of the date hereof, and immediately prior to the issuance and sale of the Purchased Units, the issued and outstanding limited partner interests of the Partnership consist of 27,194,094 Common Units and the incentive distribution rights (as described and defined in the Partnership Agreement, the “Incentive Distribution Rights”). All outstanding Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Republic of the Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act” and except as provided in the Partnership Agreement).

(b) The General Partner is the sole general partner of the Partnership, with an approximate 2.01% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement.

(c) The Purchased Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LP Act and except as provided in the Partnership Agreement) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Marshall Islands LP Act.

(d) Except for any such preemptive rights that have been waived, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units; and, except (i) for the Purchased Units to be issued pursuant to this Agreement or (ii) as disclosed in the Partnership SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

(e) Upon issuance in accordance with this Agreement and the Partnership Agreement, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LP Act and except as provided in the Partnership Agreement) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Marshall Islands LP Act.

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Section 3.03 Ownership of the Operating Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each of KNOT UK, KNOT Shuttle Tankers and each Operating Subsidiary owned directly or indirectly by the Partnership (a) have been duly authorized and validly issued (in accordance with the Organizational Documents of such Operating Subsidiary) as of the date of the purchase of such interest and as of the date hereof, and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Operating Subsidiary) and nonassessable (except as such non-assessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable entity and except as may be provided in such entities organizational documents), and (b) are owned, directly or indirectly, by the Partnership, free and clear of all Liens, except for Liens pursuant to the credit agreements and related security agreements disclosure or referred to in the Partnership SEC Documents.

Section 3.04 Partnership SEC Documents. Since January 1, 2016, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the Commission on a timely basis. The Partnership SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent Partnership SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05 Financial Statements. The historical financial statements included in the Partnership SEC Documents present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby and on the basis stated therein, as of the dates and for the periods indicated; such financial statements comply as to form with the applicable accounting requirements of Regulation S-X under the Act and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein). Any statistical and market-related data included in the Partnership SEC Documents are based on or derived from sources that the Partnership believes to be reliable and accurate in all material respects.

Section 3.06 Independent Registered Public Accounting Firm. Ernst & Young AS, who has audited certain financial statements contained or incorporated by reference in the Partnership SEC Documents, is an independent registered public accounting firm with respect to the Partnership within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

Section 3.07 No Material Adverse Change. Since December 31, 2015, except as described in the Partnership SEC Documents, (a) no Partnership Entity has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, (b) there has not been any material change in the capitalization or material increase in the long-term debt of the Partnership Entities or any material adverse change or any development involving or which could reasonably be expected to involve, individually or in the aggregate, a prospective material adverse change in or affecting the general affairs,

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management, condition (financial or otherwise), stockholders’ equity, partners’ equity, members’ equity, results of operations, business, properties, assets or prospects of the Partnership Entities, taken as a whole, and (c) none of the Partnership Entities has incurred any liability or obligation, direct, indirect or contingent, or entered into any transactions, whether or not in the ordinary course of business, that, individually or in the aggregate, is material to the Partnership Entities, taken as a whole.

Section 3.08 No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and the Partnership has not taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.09 No Preemptive or Registration Rights. Except as described in the Partnership SEC Documents or has been otherwise waived or satisfied, there are no (a) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity interests in the Partnership Entities or (b) outstanding options or warrants to purchase any securities of the Partnership Entities. Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement and the Partnership Agreement, neither the offering or sale of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Purchased Units or other securities of the Partnership.

Section 3.10 Litigation. Except as described in the Partnership SEC Documents, there is no (a) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Partnership, threatened, to which any of the Partnership Entities is or may be a party or to which the property of any of the Partnership Entities is or may be subject, (b) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to any Partnership Entity or (c) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which any of the Partnership Entities is or may be subject, that, in the case of clauses (a), (b) and (c) above, could, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) which challenge the validity of any of the Transaction Documents or the right of the Partnership to enter into any of the Transaction Documents.

Section 3.11 No Default. None of the Partnership Entities is (a) in violation of its agreement of limited partnership, limited liability company agreement, certificate of incorporation or bylaws or other organizational documents, (b) in violation of any statute, law, rule or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets or (c) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which in the case of clauses (b) and (c) would, if continued, reasonably be expected to have a Material Adverse Effect.

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Section 3.12 No Conflicts. None of the issuance and sale by the Partnership of the Purchased Units, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (a) conflicts or will conflict with or constitutes or will constitute a violation of any agreement of limited partnership, limited liability company agreement, bylaws, certificate of formation, certificate of incorporation or other organizational documents of any of the Partnership Entities, (b) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, contract, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective properties may be bound, (c) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets in a proceeding to which any of them or their property is a party or (d) resulted, results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (b), (c) or (d), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.13 Authority: Enforceability. The Partnership has all requisite power and authority under the Partnership Agreement and the Marshall Islands LP Act to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Partnership. Each of the Transaction Documents constitutes, or will constitute, the legal, valid and binding obligations of the Partnership, enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.14 Approvals. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, regulatory body, or of or with any self-regulatory organization or other non-governmental regulatory authority (including the NYSE), administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets is required in connection with the issuance and sale of the Purchased Units by the Partnership, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Partnership Entities party hereto or thereto and the consummation by the Partnership Entities of the transactions

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contemplated hereby or thereby, except for such permits, consents, approvals, filings and similar authorizations (a) required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) required under the state securities or “blue sky” Laws, (c) that have been, or prior to the Closing Date will be, obtained and (d) permits, consents, approvals, filings and similar authorizations, the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.15 Distribution Restrictions. No Partnership Entity is currently prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to any other Partnership Entity any loans or advances or from transferring any property or assets to the Partnership or any other Partnership Entity, except as described in or contemplated by the Partnership SEC Documents.

Section 3.16 Investment Company Status. None of the Partnership Entities is, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.17 Certain Fees. Except for fees to be paid by the Partnership to OMP pursuant to this Agreement, no fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.18 Labor and Employment Matters. Except as described in the Partnership SEC Documents, no labor problem or dispute with the employees of any Partnership Entity exists, or, to the knowledge of the Partnership, is threatened or imminent, and none of the Partnership is aware of any existing or imminent labor disturbance by the employees of any of the Partnership Entities’ principal suppliers, contractors or customers, which, in any case, would reasonably be expected to have a Material Adverse Effect.

Section 3.19 Insurance. The Partnership Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Partnership Entities have no reason to believe that they will not be able to (a) renew their existing insurance coverage as and when such policies expire or (b) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect.

Section 3.20 Internal Controls. Each Partnership Entity maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences..

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Section 3.21 Disclosure Controls. The Partnership has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Partnership to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

Section 3.22 Sarbanes-Oxley. The Partnership is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules and regulations of the NYSE that are effective and applicable to the Partnership.

Section 3.23 Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and issuance of Common Units upon conversion of the Purchased Units does not contravene NYSE rules and regulations.

Section 3.24 Environmental Compliance. Except as described in Partnership SEC Documents, each Partnership Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined herein) (“Environmental Laws”), (ii) has received all permits required of it under applicable Environmental Laws to conduct its respective businesses as presently conducted (“Environmental Permits”) except for any such Environmental Permits that are the responsibility of the charter parties under the Charter Agreements and that the Partnership reasonably expects such charter parties to obtain, (iii) is in compliance with all terms and conditions of any such permits and (iv) does not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law. In the ordinary course of business, the Partnership Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the

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Partnership Entities have reasonably concluded that such associated costs and liabilities relating to the Vessels would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Partnership, the parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

Section 3.25 Tax Returns. Each of the Partnership Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

Section 3.26 Permits. Except as described in Partnership SEC Documents, and except for those that are the responsibility of the counterparties to obtain pursuant to the terms of the Charter Agreements, the Partnership Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to own or lease and operate their properties in the manner described in the Partnership SEC Documents, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as described in the Partnership SEC Documents, the Partnership Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Partnership Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. To the knowledge of the Partnership, the charter parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course of business as necessary, the Governmental Licenses that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

Section 3.27 Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the knowledge of the Partnership, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties or assets is subject, that are required to be described in the Partnership SEC Documents but are not so described, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Partnership SEC Documents or to be filed as an exhibit to the Partnership SEC Documents that are not described or filed as required by the Act.

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Section 3.28 Title to Property. The Partnership Entities have good title to all personal property described in the Partnership SEC Documents, and each of Knutsen Shuttle Tankers XII KS, Knutsen Shuttle Tankers XII AS, KNOT Shuttle Tankers 17 AS, KNOT Shuttle Tankers 18 AS, Knutsen Shuttle Tankers 13 AS, Knutsen Shuttle Tankers 14 AS, Knutsen Shuttle Tankers 15 AS, KNOT Shuttle Tankers 20 AS, KNOT Shuttle Tankers 21 AS and Knutsen NYK Shuttle Tankers 16 AS hold, directly or indirectly, the interest in the applicable Vessel set forth opposite its name on Exhibit F, in each case free and clear of all Liens except (a) as described, and subject to the limitations contained, in the Partnership SEC Documents, (b) that arise from the indebtedness of the Partnership Entities or (c) as do not materially affect the value of such property, taken as a whole, and do not materially interfere with the use of such properties, taken as a whole, as they have been used in the past and are proposed to be used in the future, as described in the Partnership SEC Documents (the Liens described in clauses (a) through (c) above being “Permitted Liens”); provided that with respect to any interest in real property and buildings held under lease by Partnership Entities, such real property and buildings are held under valid and subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

Section 3.29 Vessel Registration. Each Vessel is duly registered under the laws of the jurisdiction set forth on Exhibit F in the name of the applicable entity identified on Exhibit F, free and clear of all liens except Permitted Liens.

Section 3.30 FCPA. No Partnership Entity nor any director, officer, nor to the knowledge of the Partnership, any agent, employee or affiliate of any Partnership Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in order to obtain or retain business or otherwise secure an improper business advantage. The Partnership Entities and, to the knowledge of the Partnership, their affiliates have conducted their businesses in compliance with the FCPA and other applicable anticorruption laws and have instituted and maintain policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.31 Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with, in each case to the extent applicable, financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules or regulations, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

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Section 3.32 OFAC. None of the Partnership Entities, nor, to the knowledge of the Partnership, any director, officer, agent, employee or affiliate of a Partnership Entity is currently the subject of or engaged in any activity in violation of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (“Sanctions”); and the Partnership Entities will not directly or indirectly use the proceeds of issuance and sale of the Purchased Units contemplated hereby, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing any activities of or with any person or entity, or in any country or territory that, at the time of such financing, is the subject of an Sanction or in any other manner that would result in a violation of Sanctions by any person or entity participating in the transactions contemplated hereby, either as an advisor, investor or otherwise.

Section 3.33 Related Party Transactions. No relationship, direct or indirect, exists between or among any Partnership Entity, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any Partnership Entity, on the other hand, that is required to be described in the Partnership SEC Documents but is not so described.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AND

COVENANTS OF THE PURCHASERS

Each of the Purchasers, severally but not jointly, represents and warrants and covenants to the Partnership as follows:

Section 4.01 Existence. Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02 Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Transaction Documents to which such Purchase is a party has been duly executed and delivered by such Purchaser, where applicable, and constitutes legal, valid and binding obligations of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03 No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material

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agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.

Section 4.04 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement, except for fees or commissions for which the Partnership is not responsible. Each Purchaser agrees that it will indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Conversion Units. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.

(b) Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.

(c) Residency. Such Purchaser shall cooperate reasonably with the Partnership to provide any information necessary for any applicable securities filings.

(d) Legends. Such Purchaser understands that, until such time as the Purchased Units have been sold pursuant to an effective registration statement under the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated

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under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement. Each Purchaser understands that, until such time as the Conversion Units have been sold pursuant to an effective registration statement under the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.

(e) Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that neither the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f) Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that none is expected to develop and that the Purchased Units must be held indefinitely unless and until the Conversion Units are registered under the Securities Act or an exemption from registration is available. Each Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g) Reliance by the Partnership. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

Section 4.06 Sufficient Funds. Such Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.

ARTICLE V.

COVENANTS

Section 5.01 Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization, Governmental Licenses, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and

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others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its sole discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses; provided, however, that during such period, the Partnership shall provide reasonably prompt written notice to the Purchasers regarding any material adverse developments in respect of the foregoing.

Section 5.02 Listing of Units. Prior to the Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units on the NYSE.

Section 5.03 Cooperation; Further Assurances. Each of the Partnership and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Partnership and the Purchasers agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

Section 5.04 Lock-up Agreement. Without the prior written consent of the Partnership, except as specifically provided in this Agreement, each Purchaser and its Affiliates shall not, (a) during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Units, (b) during the period commencing on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Purchased Units or Common Units of the Partnership, (c) transfer any Purchased Units to any Person, including any governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Purchased Units, regardless of whether any transaction described in clauses (a) through (c) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (d) effect any transfer of Purchased Units or Conversion Units in a manner that violates the terms of the Partnership Agreement; provided, however, that such Purchaser may transfer any Purchased Units to an Affiliate of such Purchaser; provided, further, that after the second anniversary of the Closing Date, a Purchaser may transfer Purchased Units in an aggregate amount not less than $12.5 million (or such lesser amount as the Purchaser holds), subject to compliance with applicable securities laws and the terms of the Partnership Agreement.

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ARTICLE VI.

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (b) the breach of any covenants of the Partnership contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, incidental, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.

Section 6.02 Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (b) the breach of any of the covenants of such Purchaser contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of such Purchasers shall not be

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greater in amount than the aggregate Purchase Price paid by such Purchaser plus any distributions paid to such Purchaser with respect to the Purchased Units. No Partnership Related Party shall be entitled to recover special, indirect, exemplary, incidental, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.

Section 6.03 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.

(b) Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and (2) notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the

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Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies provided for in this Section 6.03 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

ARTICLE VII.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Partnership and the Purchasers possessing the right to acquire not less than majority of the Purchased Units;

(b) by written notice from either the Partnership or the Purchasers possessing the right to acquire not less than majority of the Purchased Units if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by the Partnership if (i) there shall have been a breach of any representation or warranty of a Purchaser set forth in this Agreement or in any other Transaction Document, or if any such representation or warranty of a Purchaser shall have become untrue, in either case such that the conditions set forth in Section 2.05 would be incapable of being satisfied by the Closing Date or (ii) there shall have been a breach in any material respect by a Purchaser of any of its covenants or agreements hereunder, and with respect to clause (i) or (ii) a Purchaser shall have not cured such breach or inaccuracy within 30 days after receipt of written notice thereof from the Partnership; provided, however, that the Partnership is not then in breach of any of its obligations hereunder;

(d) by a Purchaser if (i) there shall have been (d) a breach of any representation or warranty of a Purchaser set forth in this Agreement or in any other Transaction Document, or if any such representation or warranty of the Partnership shall have become untrue, in either case such that the conditions set forth in Section 2.04 would be incapable of being satisfied by the Closing Date or (ii) there shall have been a breach in any material respect by the Partnership of any of its covenants or agreements hereunder, and with respect to clause (i) or (ii) the Partnership shall have not cured such breach or inaccuracy within 30 days after receipt of written notice thereof from a Purchaser; provided, however, that a Purchaser is not then in breach of any of its obligations hereunder; or

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(e) by written notice from the Partnership or a Purchaser, with respect to itself but not any other Purchaser, if the Closing does not occur by 11:59 p.m. on the Drop-Dead Date; provided, however, that no party may terminate this Agreement pursuant to this Section 7.01(c) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

Section 7.02 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:

(a) except as set forth in Section 7.02(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;

(b) regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers possessing the right to acquire not less than majority of the Purchased Units execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers; and

(c) each of the Confidentiality Agreements shall remain in effect until such Confidentiality Agreement expires in accordance with its terms.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Expenses. Except as follows, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses:

(a) Promptly following receipt of an invoice therefore containing reasonable supporting detail, the Partnership will reimburse the fees and reasonable out-of-pocket expenses for OMP up to an aggregate of $150,000; and

(b) The Partnership shall pay to OMP a transaction fee equal to 2.0% of the OMP Funding Obligation with respect to the Closing (the “Transaction Fee”). The Transaction Fee will be paid by netting such fee from OMP’s Funding Obligation paid at the Closing; provided that for United States federal income tax purposes, payment of the Transaction Fee and the reimbursements described in Section 8.01(a) are, and will be treated by the parties as, adjustments to the Purchase Price paid by OMP for the Purchased Units.

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Section 8.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03 Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.17, Section 4.01, Section 4.02, Section 4.04, and Sections 4.05(a), (b) and (e) hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Article VIII shall remain operative and in full force and effect as between the Partnership and each Purchaser, unless the Partnership and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and such Purchaser.

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Section 8.04 No Waiver: Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the Partnership from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 8.06 Non-Disclosure.

(a) Notwithstanding the foregoing, this Agreement shall not impact the terms and provisions of any of the Confidentiality Agreements. The Confidentiality Agreements shall continue to be in full force and effect, pursuant to the terms and conditions thereof.

(b) Other than filings made by the Partnership with the Commission, the Partnership and any of its Representatives shall disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with the Commission, the NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, the NYSE or other Governmental Authority.

(c) Notwithstanding anything to the contrary in this Section 8.06, the Partnership agrees that the Purchasers may (i) publicize their ownership in the Partnership, as well as the identity of the Partnership, the size of the investment and its pricing terms with respect to the Series A Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Partnership’s corporate logo in conjunction with any such reference.

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Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a) If to the Purchasers, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main St.

Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson;

John M. Greer

Facsimile: (713) 546-5401

Email: ryan.maierson@lw.com; john.greer@lw.com

(b) If to the Partnership:

KNOT Offshore Partners LP

Queen’s Cross, Aberdeen

Aberdeenshire

United Kingdom

AB15 4YB

United Kingdom Attention: John Costain, Chief Executive Officer

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

2200 Pennsylvania Avenue NW, Suite 500 West

Washington, DC 20037-1701

Attention: Catherine Gallagher

Facsimile: 202.879.8985

Email: cgallagher@velaw.com

or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08 Removal of Legend. In connection with a sale of Purchased Units or Conversion Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, the applicable Purchaser or its broker shall deliver to the Partnership a broker representation

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letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held. Upon receipt of such representation letter, the Partnership shall promptly remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by the Partnership, including the legend referred to in Section 4.05, and the Partnership shall bear all costs associated therewith. At such time as the Purchased Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and the Partnership shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), as well as a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 8.09 Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents or the Confidentiality Agreements with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 8.10 Governing Law: Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto

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hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).

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Section 8.13 No Recourse Against Others.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 8.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers and, for purposes of Section 8.13 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Article VI.

Section 8.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 8.16 Assignment. Notwithstanding anything to the contrary in this Agreement, Offshore Merchant Partners Asset Yield Fund, L.P. may, prior to December 20 2016, assign all of its rights, interests and obligations under this Agreement to OMP AY Preferred Ltd., a company organized under the laws of Malta and having its principal place of business at T6B18,

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Favray Court, Tigne Point, Sliema TP01, Malta, provided that Offshore Merchant Partners Asset Yield Fund, L.P. and OMP AY Preferred Ltd. shall execute an assignment and assumption agreement in form and substance satisfactory to the Partnership, and all references to OMP in this Agreement and Schedule A and the Exhibits hereto shall be deemed to be to OMP AY Preferred Ltd.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

KNOT OFFSHORE PARTNERS LP

By:	/s/ John Costain
Name:	John Costain
Title:	Chief Executive Officer and Chief Financial Officer

[SIGNATURE PAGE TO SERIES A PREFERRED UNIT PURCHASE AGREEMENT]

OFFSHORE MERCHANT PARTNERS ASSET YIELD FUND, L.P.

By:	OMP Asset Yield General Partner, L.P., its general partner

By:	OMP Asset Yield (GP) Limited, its general partner

	By:	/s/ Håvard Vikse
	Name:	Håvard Vikse
	Title:	Director

[SIGNATURE PAGE TO SERIES A PREFERRED UNIT PURCHASE AGREEMENT]

Schedule A

Purchaser	Purchased Units	Funding Obligation
Offshore Merchant Partners Asset Yield Fund, L.P.*	2,083,333	$49,999,992

TOTAL	2,083,333	$49,999,992

*	The address of Offshore Merchant Partners Asset Yield Fund, L.P. is Mill Court, La Charroterie, St Peters Port, Guernsey GY1 1EJ.

Schedule A-1

EXHIBIT A

FORM OF OPINION OF VINSON & ELKINS L.L.P.

1. No consent under the laws of the State of New York or the federal laws of the United States of America is required in connection with the offering, issuance and sale by the Partnership of the Units or the execution, delivery and performance by the Partnership of the Transaction Documents, except (a) as may be required in connection with the Partnership’s obligations under the Registration Rights Agreement to register the resale of the Conversion Units under the Securities Act, (b) those that have been obtained or made, (c) as may be required under federal or state securities or “blue sky” laws, as to which such counsel need not express any opinion, or (d) such that the failure to obtain would not reasonably be expected to constitute a Material Adverse Effect.

2. Assuming the accuracy of the representations and warranties of the Purchasers and the Partnership contained in this Agreement, the issuance and sale of the Units by the Partnership to the Purchasers solely in the manner contemplated by this Agreement and the issuance of the Conversion Units to such Purchasers upon the conversion of the Units in accordance with the Partnership Agreement (assuming such conversion takes place as of the date hereof), are exempt from the registration requirements of the Securities Act; provided, however, that such counsel need not express any as to any subsequent sale or resale of the Units or the Conversion Units.

3. The Partnership is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Exhibit A-1

EXHIBIT B

FORM OF WATSON FARLEY & WILLIAMS

1. The Partnership is validly existing in good standing as a limited partnership under Marshall Islands Law, and has the limited partnership power and authority to own or lease its properties and to conduct its business, in each case in all material respects as described in the Partnership’s reports and statements filed or furnished by it with the Securities and Exchange Commission (the “SEC Documents”).

2. The General Partner is validly existing in good standing as a limited liability company under Marshall Islands Law, and each has the limited liability company power and authority to own or lease its properties and to conduct its business, in each case in all material respects as described in the SEC Documents.

3. The Units to be issued and sold pursuant to this Agreement and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the purchaser thereof against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

4. The common units of the Partnership issuable upon conversion of the Units and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the purchaser thereof after conversion of the Units in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

5. To our knowledge, except as described in or incorporated by reference into the SEC Documents, and except as set forth in Articles IV, V, VII, XI and XV of the Partnership Agreement, the Partnership Agreement does not contain any preemptive rights or other rights to subscribe for or to purchase from the Partnership, any limited partner interests in the Partnership.

6. The execution, delivery and performance of each of this Agreement and the Registration Rights Agreement by the Partnership has been duly authorized by all necessary limited partnership action.

7. This Agreement and the Registration Rights Agreement have been validly executed by each of the Partnership Entities.

8. Under the Marshall Islands Limited Partnership Act, a limited partner of the Partnership is not liable for the obligations of the Partnership unless he or she is also a general partner or, in addition to the exercise of the rights and powers of a limited partner, he or she participates in the control of the business. However, if the limited partner of the Partnership does

Exhibit B-1

participate in the control of the business of the Partnership, he or she is liable only to persons who transact business with the Partnership reasonably believing, based upon the limited partner’s conduct, that the limited partner is a general partner of the Partnership.

9. The Partnership Agreement constitutes a valid and legally binding obligation of the General Partner, enforceable against the General Partner in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that rights to indemnification and contribution thereunder may be limited by securities laws or considerations of public policy relating thereto.

10. The execution, delivery and performance of each of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated thereby, including the offering, issuance and sale by the Partnership of the Units in accordance with and upon the terms and conditions set forth in this Agreement, do not (i) conflict with or constitute a violation of the organizational documents of any of the Partnership Entities, (ii) violate Marshall Islands Law, or (iii) violate any judgment, order or decree of which such counsel is aware of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority situated in the Republic of the Marshall Islands directed to any of the Partnership Entities in a proceeding before such court, regulatory body, administrative agency, governmental body, arbitrator or other authority in the Republic of the Marshall Islands to which any of them is a party.

11. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body of the Republic of the Marshall Islands having jurisdiction over the Partnership Entities or any of their respective properties is required in connection with the execution and delivery of this Agreement and the Registration Rights Agreement by the Partnership, the performance of the transactions contemplated thereby by the Partnership or the performance by the Partnership of its obligations thereunder, including the offering, issuance and sale by the Partnership of the Units in accordance with and upon the terms and conditions set forth in this Agreement.

12. The choice of New York law to govern each of this Agreement and Registration Rights Agreement constitutes a valid choice of law under Marshall Islands Law.

13. The submission in each of this Agreement and the Registration Rights Agreement to the exclusive jurisdiction of any New York court is a valid submission under Marshall Islands law.

14. A judgment granted by a foreign court against any of the Partnership Entities may be recognized in the Republic of the Marshall Islands, to the extent that the foreign judgment grants or denies recovery of a sum of money, and so long as the judgment is final and conclusive and enforceable where rendered even though an appeal therefrom is pending, or subject to appeal (although a court may stay proceedings until the appeal has been determined or until the expiration of a period of time sufficient to enable to the defendant to prosecute the appeal). A

Exhibit B-2

foreign judgment is not conclusive if: (i) the judgment was rendered under a system which does not provide impartial tribunals or procedures compatible with the requirements of due process of law, (ii) the foreign court did not have personal jurisdiction over the defendant (subject to certain exceptions), (iii) the foreign court did not have jurisdiction over the subject matter, or (iv) the foreign court does not recognize or enforce the judgments of any other foreign nation. A foreign judgment need not be recognized if: (i) the defendant in the proceedings in the foreign court did not receive notice of the proceedings in sufficient time to enable him to defend, (ii) the judgment was obtained by fraud, (iii) the cause of action on which the judgment is based is repugnant to the public policy of the Republic of the Marshall Islands, (iv) the judgment conflicts with another final and conclusive judgment, (v) the proceeding in the foreign court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the court, or (vi) in the case of jurisdiction based only on personal service, the foreign court was a seriously inconvenient forum for the trial of the action.

Exhibit B-3

EXHIBIT C

FORM OF SECOND A&R LIMITED PARTNERSHIP AGREEMENT

Exhibit C-1

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

KNOT OFFSHORE PARTNERS LP

i

v

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

KNOT OFFSHORE PARTNERS LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KNOT OFFSHORE PARTNERS LP, dated as of [•], 2017, is entered into by and between KNOT Offshore Partners GP LLC, a Marshall Islands limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto, as provided herein.

RECITALS

A. The Partnership desires to designate and create a series of Preferred Units to be designated as “Series A Convertible Preferred Units” and to issue and sell such Preferred Units to certain purchasers in a transaction or transactions exempt from the registration requirements of the Securities Act, as provided in the Series A Purchase Agreement; and

B. The Series A Preferred Units shall have the rights, preferences and privileges, and be subject to the duties and obligations as set forth in this Agreement; and

C. Pursuant to Section 13.1(d)(i) and 13.1(g) of the Previous Agreement, the Board of Directors has the authority to adopt certain amendments to the Previous Agreement relating to the transactions contemplated by the Series A Purchase Agreement without the approval of any Limited Partner or, subject to Section 5.5 of the Previous Agreement, the General Partner, including, among other things, (i) an amendment the Board of Directors, and if required by Section 5.5 of the Previous Agreement, the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Interest pursuant to Section 5.4 of the Previous Agreement, or (ii) a change that the Board of Directors determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

D. The Board of Directors and the General Partner have adopted this Agreement pursuant to Section 13.1 of the Previous Agreement after having determined that the changes to the Previous Agreement effected by the adoption of this Agreement (i) are necessary or appropriate in connection with the authorization of issuance of the Series A Preferred Units, and (ii) to the extent not necessary or appropriate in connection with the authorization of issuance of the Series A Preferred Units, do not, as determined by the Board of Directors, adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, in consideration of the covenants and agreements made herein, the Previous Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group existing immediately prior to such transaction; provided, however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures (or the Partnership’s proportionate share of any net decrease in cash reserves for Operating Expenditures in the case of Subsidiaries that are not wholly-owned) over such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period; (ii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly-owned) for Operating Expenditures over such period to the extent such reserve is required (A) by any debt instrument for the repayment of principal, interest or premium or (B) for any Series A Preferred Unit Payments; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. Adjusted Operating Surplus includes that portion of Operating Surplus in clause (a)(ii) of the definition of Operating Surplus only to the extent that cash is received by the Partnership Group.

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning set forth in Section 5.10(a).

“Agreed Value” means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the Board of Directors.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of KNOT Offshore Partners LP, as it may be amended, supplemented or restated from time to time.

“Annual Meeting” means the meeting of Limited Partners to be held every year to elect the Elected Directors as provided in Section 7.2 and to vote on any other matters brought before the meeting in accordance with this Agreement.

“Appointed Directors” means the members of the Board of Directors appointed by the General Partner in accordance with the provisions of Article VII.

“Associate” means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Audit Committee” means a committee of the Board of Directors which, within one year of the effective date of the Registration Statement, will be composed of a minimum of three members of the Board of Directors then serving who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act, and the rules and regulations of the Commission thereunder and meet the standards for audit committee composition established by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand at the end of such Quarter, (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, and (iii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly-owned) established by the Board of Directors to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Preferred Unit Payments and/or (iv) provide funds for distributions under Sections 6.3 or 6.4 in respect of any one or more of the next four Quarters; provided, however, that the Board of Directors may not establish cash reserves pursuant to clause (iv) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided, further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Partnership, composed of Appointed Directors and Elected Directors appointed or elected, as the case may be, in accordance with the provisions of Article VII (and, in the event of a Series A Trigger Event, Section 5.11(c)(iv)(D)) and a majority of whom are not United States citizens or residents, which, pursuant to Section 7.1, and subject to Section 7.11, oversees and directs the operations, management and policies of the Partnership. The Board of Directors shall constitute a committee within the meaning of Section 30(2)(g) of the Marshall Islands Act.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Contribution” means (a) with respect to any Partner, any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) with respect to the General Partner only, (i) distributions of cash that the General Partner is entitled to receive but otherwise waives such that the Partnership retains such cash or (ii) Common Units that the General Partner contributes to the Partnership.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, construction of new or improvement or replacement of existing, capital assets by any Group Member or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have, an equity interest, to fund the Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new, or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction; provided, however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement.

“Capital Surplus” has the meaning assigned to such term in Section 6.2(a).

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding a Person liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership or as a member of the Board of Directors, as the case may be.

“Certificate” means a certificate (a) substantially in the form of Exhibit A to this Agreement, with respect to Common Units, and Exhibit B with respect to Series A Preferred Units, (b) issued in global or book entry form in accordance with the rules and regulations of the Depository or (c) in such other form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more Common Units or Series A Preferred Units, or a certificate, in such form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Registrar of Corporations of The Marshall Islands as referenced in Section 7.10 as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“claim” (as used in Section 7.20(c)) has the meaning assigned to such term in Section 7.20(c).

“Closing Date” means April 15, 2013, the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class or series of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner Interests, or, if on any such day such Limited Partner Interests of such class or series are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class or series selected by the Board of Directors, or if on any such day no market maker is making a market in such Limited Partner Interests of such class or series, the fair value of such Limited Partner Interests on such day as determined by the Board of Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” and “Commenced Commercial Service” shall mean the date a Capital Improvement is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition, development and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not any of the following: (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Partnership.

“Contribution Agreement” means that certain Contribution and Conveyance Agreement, dated as of April 15, 2013, among the General Partner, the Partnership, the Operating Company, KNOT and the other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder or entered into in connection therewith.

“Current Market Price” means, in respect of any class or series of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class or series for the 20 consecutive Trading Days immediately prior to such date.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Sections 11.1 or 11.2.

“Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Elected Directors” means the members of the Board of Directors who are elected as such in accordance with the provisions of Article VII and at least three of whom are not any of the following: (a) security holders, officers or employees of the General Partner, (b) officers or employees of any Affiliate of the General Partner, (c) holders of any ownership interest in the Partnership Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading or (d) United States citizens or residents.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur to maintain over the long-term the operating capacity and asset base of the Partnership Group (including the Partnership’s proportionate share of the average quarterly Maintenance Capital Expenditures of its Subsidiaries that are not wholly-owned) existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long-term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to fund the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of the Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund any such construction period interest payments, or such construction period distributions on equity paid in respect of such period shall also be deemed to be debt incurred or equity issued, as the case may be, to fund the construction of a Capital Improvement, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a Capital Improvement.

“First Target Distribution” means $0.43125 per Common Unit per Quarter, subject to adjustment in accordance with Sections 5.10 and 6.5.

“General Partner” means KNOT Offshore Partners GP LLC, a Marshall Islands limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, future, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of interest rates, currencies or commodities in their operations and not for speculative purposes.

“Holder” has the meaning assigned to such term in Section 7.20(a).

“Holders’ Nominee” has the meaning assigned to such term in Section 5.11(c)(iv)(D).

“IDR Reset Common Units” has the meaning set forth in Section 5.10(a).

“IDR Reset Election” has the meaning set forth in Section 5.10(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.3.

“Incremental Incentive Distributions” means, with respect to any newly issued equity securities of the Partnership, the incremental amount of any Incentive Distributions payable under Section 6.3 based solely upon the amount of distributions paid in respect of such newly issued equity securities.

“Indemnified Persons” has the meaning assigned to such term in Section 7.20(c).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), (f) the members of the Board of Directors, (g) the Officers, and (h) any other Person the Board of Directors designates as an “Indemnitee” for purposes of this Agreement.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Offering” means the initial public offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units, $21.00 (the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale) or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Board of Directors, in each case adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters in the Initial Offering or pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) capital contributions received; and (e) corporate reorganizations or restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“KNOT” means Knutsen NYK Offshore Tankers AS.

“Limited Partner” means, unless the context otherwise requires, each limited partner as of the date of this Agreement, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Preferred Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Event” means the occurrence of a dissolution or liquidation of the Partnership, whether voluntary or involuntary; provided, however, that a Liquidation Event shall not precede the Liquidation Date. Neither the sale of all or substantially all of the property or business of the Partnership nor the consolidation or merger of the Partnership with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution arising from a Liquidation Event pursuant to Section 12.4 and with respect to any holder of any class or series of Partnership Interests, the amount otherwise payable to such holder in such distribution with respect to such class or series of Partnership Interests (assuming no limitation on the assets of the Partnership available for such distribution), including an amount equal to any accrued but unpaid distributions thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of Partnership Securities so provide). For avoidance of doubt, for the foregoing purposes the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preferred Units.

“Liquidating Trustee” means one or more Persons selected by the Board of Directors to perform the functions described in Section 12.4.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to, or the replacement of, the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets) if such expenditure is made to maintain, including over the long term, the operating capacity and/or asset base of the Partnership Group. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions in respect of equity issued, in each case, to finance the construction or development of a replacement asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction or development period interest payments, or such construction or development period distributions on equity shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction or development of a replacement asset, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction or development of a replacement asset.

“Marshall Islands Act” means the Limited Partnership Act of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.375 per Common Unit per Quarter, subject to adjustment in accordance with Sections 5.10 and 6.5.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Agreed Value of such property, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“New GP Owner” shall have the meaning assigned to such term in the definition of “Series A Change of Control.”

“Norwegian Resident Holders” means all persons (including individuals, entities, partnerships, trusts and estates) that are residents of Norway for purposes of the Tax Act on Income and Wealth.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Officers” has the meaning assigned to such term in Section 7.8(a).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among KNOT, the Partnership, the General Partner, the Operating Company, KNOT Shuttle Tankers 17 AS and KNOT Shuttle Tankers 18 AS.

“Operating Company” means KNOT Offshore Partners UK LLC, a Marshall Islands limited liability company, and any successors thereto.

“Operating Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly-owned), including taxes, employee and director compensation, reimbursements of expenses of the General Partner, repayment of Working Capital Borrowings, debt service payments, Series A Preferred Unit Distributions, capital expenditures, payments made in the ordinary course of business under any Hedge Contracts (provided, (y) with respect to amounts paid in connection with the initial purchase of any Hedge Contract, such amounts shall be amortized over the life of the Hedge Contract and (z) that payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract), subject to the following:

(a) deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c) Operating Expenditures shall not include any of (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance Capital Expenditures, but shall include Estimated Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) Series A Redemption Payments, (iv) payments made to Series A Preferred Unitholders to purchase or otherwise acquire Series A Preferred Units in accordance with Section 7.19, or (v) distributions to Partners, other than Series A Preferred Unit Distributions, where capital expenditures consist of both (y) Maintenance Capital Expenditures and (z) Expansion Capital Expenditures and/or Investment Capital Expenditures, the Board of Directors (with the concurrence of the Conflicts Committee) shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

(a) the sum of (i) $17.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions (excluding return on capital from Investment Capital Expenditures); provided, that cash receipts from the termination of a Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including Incremental Incentive Distributions) in connection with the construction of a Capital Improvement or replacement of a capital asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction of such Capital Improvement or replacement of such capital asset and ending on the earlier to occur of the date that such Capital Improvement or replacement capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related Hedge Contracts), or construction period distributions on equity issued (including Incremental Incentive Distributions), to finance the construction of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction of a Capital Improvement or replacement of such capital asset for purposes of this clause (iv)), less

(b) the sum of (i) Operating Expenditures for the period beginning immediately after the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly-owned) established by the Board of Directors to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, but in no event shall a return of capital be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the Board of Directors.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns more than 4.9% of the Outstanding Partnership Interests of any class or series then Outstanding (or would own such percentage in the event this limitation were applied to other Persons or Groups), all Partnership Interests owned by such Person or Group in excess of such limitation shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes (except for purposes of nominating a Person for election to the Board of Directors pursuant to Section 7.3), determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class or series of Partnership Interests for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (a) the General Partner or its Affiliates or (b) any Person or Group who acquired more than 4.9% of any Partnership Interests with the prior approval of the Board of Directors after considering the potential effects of such approval on the Partnership, except, in each case, such limitation shall remain applicable with respect to the voting of Common Units in the election of the Elected Directors as provided in Section 7.2(a)(ii); and provided, further, that Common Units held by Norwegian Resident Holders shall not be considered to be Outstanding with respect to the voting of Common Units in the election of the Elected Directors. For the avoidance of doubt the foregoing limitation shall apply to the holders of Series A Preferred Units with respect to the voting of the Series A Preferred Units together with the Common Units as a single class as set forth in Section 5.11(c)(iv).

“Partners” means the General Partner and the Limited Partners.

“Partnership” means KNOT Offshore Partners LP, a Marshall Islands limited partnership, and any successors thereto.

“Partnership Group” means the Partnership and its Subsidiaries, including the Operating Company, treated as a single consolidated entity.

“Partnership Interest” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants, restricted units and appreciation rights relating to an equity interest in the Partnership), including Common Units, Preferred Units, General Partner Units and Incentive Distribution Rights.

“Partnership Restructuring Event” means (i) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the general partner interest, the Incentive Distribution Rights or the equity interests of the General Partner or its Affiliates, or (ii) any initial public offering directly or indirectly involving the equity interests of the General Partner and/or the General Partner Interest or the Incentive Distribution Rights.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units (other than in respect of Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units (other than in respect of Series A Preferred Units) held by such Unitholder or the number of General Partner Units held by the General Partner, as the case may be, by (B) the total number of all Outstanding Units (other than the Series A Preferred Units) and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and to a Series A Preferred Unit shall at all times be zero.

“Paying Agent” means [•], acting in its capacity as paying agent for the Series A Preferred Units, and its respective successors and assigns or any other payment agent appointed by the Partnership.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Preferred Units” means a Partnership Interest, including the Series A Preferred Units, designated as a “Preferred Unit,” which entitles the holder thereof to a preference with respect to distributions, or as to the distribution of assets upon any Liquidation Event, over Common Units.

“Previous Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 15, 2013.

“Pro Rata” means (a) when used with respect to Units (other than Series A Preferred Units) or any class or series thereof, apportioned equally among all designated Units (other than Series A Preferred Units) in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights or Series A Preferred Units, apportioned equally among all holders of Incentive Distribution Rights or Series A Preferred Units in accordance with the relative number or percentage of Incentive Distribution Rights or Series A Preferred Units, as applicable, held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class or series (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, of the Partnership.

“Record Date” means the date established by the Board of Directors or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) the Person in whose name a Common Unit or Series A Preferred Unit, as applicable, is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the Board of Directors has caused to be kept as of the closing of business on such Business Day (which books may be kept, at the Board of Directors’ option, by the Transfer Agent), subject to Section 5.11(c)(iv)(A).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January [•], 2017 by and between the Partnership and the Series A Preferred Holders as of such date.

“Registration Statement” means the Partnership’s Registration Statement on Form F-1 (Registration No. 333-186947) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Reset MQD” has the meaning set forth in Section 5.10(e).

“Reset Notice” has the meaning set forth in Section 5.10(b).

“Second Target Distribution” means $0.46875 per Common Unit per Quarter, subject to adjustment in accordance with Sections 5.10 and 6.5.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Change of Control” means the occurrence of any of the following events: (a) KNOT or Affiliates of KNOT have ceased, directly or indirectly, in one or more series of related transactions, to own more than 50% of the voting equity interests of the General Partner (the Person, if any, acquiring more than 50% of the voting equity interests of the General Partner, and each Person, if any, that subsequently acquires more than 50% of the voting power or economic interest of the General Partner, is hereinafter referred to as a “New GP Owner”), if such transactions give such New GP Owner more than 50% of the voting equity interests in the General Partner and the right to elect more than half of the members of the board of directors of the General Partner; (b) any sale, lease, transfer, conveyance or other disposition by the Partnership, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole; (c) the removal of KNOT Offshore Partners GP LLC as the General Partner of the Partnership, except for cases in which any successor General Partner is an Affiliate of KNOT or of any Series A Preferred Unitholder or their respective Affiliates; (d) at any time during the first five years following the Series A Issuance Date, KNOT (directly or indirectly) fails to own at least of 25% of the then outstanding Common Units; provided, however, that no Partnership Restructuring Event shall constitute a Series A Change of Control.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.11(c)(vii)(D).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.11(c)(vii)(C)(1).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.11(c)(vii)(C)(1).

“Series A Conversion Rate” means 1.0, unless and until such rate is adjusted as set forth in Section 5.11(c)(vii)(E) or redetermined pursuant to Section 5.11(c)(vii)(F).

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.11(c)(vii). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series A Preferred Units.

“Series A Distribution Amount” means an amount per Quarter per Series A Preferred Unit equal to $0.48 (equivalent to an 8.0% annual distribution rate); provided that the Series A Distribution Amount for the Quarter in which the Series A Issuance Date occurs shall be prorated for such period, commencing on the Series A Issuance Date for such Series A Preferred Unit and ending on, and including, the last day of such Quarter.

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.11(c)(i).

“Series A Forced Conversion Notice” has the meaning assigned to such term in Section 5.11(c)(vii)(C)(2).

“Series A Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.11(c)(vii)(C)(2).

“Series A Issuance Date” means January [•], 2017.

“Series A Issue Price” means $24.00 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interest that, with respect to distributions on such Partnership Interest and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, but excluding any Series A Parity Securities and Series A Senior Securities and excluding the General Partner Interest.

“Series A Liquidation Preference” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Issue Price, plus (ii) any Series A Unpaid Cash Distributions, plus (iii) all accrued but unpaid distributions on such Series A Preferred Unit with respect to the Quarter in which the liquidation occurs to the date fixed for the payment of any amounts upon liquidation.

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units, but excluding the General Partner Interest.

“Series A Payments” means, collectively, Series A Distributions and Series A Redemption Payments.

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.11(a).

“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of December [•], 2016, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.

“Series A Purchasers” means those Persons set forth on Schedule A to the Series A Purchase Agreement and any Person who subsequently purchases any Series A Preferred Units in accordance with Section 5.11(c)(xi).

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.11(c)(i).

“Series A Redemption Date” has the meaning set forth in Section 5.11(c)(viii).

“Series A Redemption Notice” has the meaning set forth in Section 5.11(c)(viii)(B).

“Series A Redemption Payments” means payments to be made to the holders of Series A Preferred Units to redeem Series A Preferred Units in accordance with Section 5.11(c).

“Series A Redemption Price” means the redemption price (expressed as a percentage of the Series A Issue Price) set forth below, plus accrued and unpaid distributions, if any, on the Series A Preferred Units redeemed to the applicable Series A Redemption Date, if redeemed during any twelve-month period commencing on January [•] of the applicable year indicated below, beginning on January [•], 2019:

YEAR	PERCENTAGE
2019	130.00%
2020	125.50%
2021	121.00%
2022	116.50%
2023	112.00%
2024	107.50%
2025	103.00%
2026	100.00%

, provided, however, that notwithstanding the percentages set forth in the table above, if at any time beginning on January [•], 2019 and ending on January [•], 2023, the Series A Conversion Rate is greater than 1.2632, the Series A Redemption Price shall be 116.50% of the Series A Issue Price, plus accrued and unpaid distributions, if any, on the Series A Preferred Units redeemed to the applicable Series A Redemption Date.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units, but excluding the General Partner Interest.

“Series A Trigger Event” means any time at which there are Series A Unpaid Cash Distributions resulting from the failure to Pay the Series A Distribution Amount with respect to four consecutive Quarters.

“Series A Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.11(c)(i).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided, that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) other than with respect to the Operating Company, formed and maintained for the sole purpose of owning or leasing, operating and chartering vessels and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Third Target Distribution” means $0.5625 per Unit per Quarter, subject to adjustment in accordance with Sections 5.10 and 6.5.

“Trading Day” means, for the purpose of determining the Current Market Price of any class or series of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class or series of Limited Partner Interests is listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class or series are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” or “transfers” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units or any other class of Partnership Interest; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Interests, the Partnership shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated April 9, 2013 among the Underwriters, the Partnership, the General Partner, the Operating Company, KNOT Shuttle Tankers AS and KNOT, providing for the purchase of Common Units from the Partnership by such Underwriters in connection with the Initial Offering.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Preferred Units, but shall not include (a) General Partner Units (or the General Partner Interest represented thereby) or (b) the Incentive Distribution Rights.

“Unit Majority” means at least a majority of the Outstanding Common Units, subject to Section 5.11(c)(iv)(A).

“Unit Register” means the register of the Partnership for the registration and transfer of Limited Partnership Interests as provided in Section 4.5.

“Unitholders” means the holders of Units.

“Unrecovered Capital” means at any time, with respect to a Common Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“VWAP” for a Common Unit, as of a particular trading date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the National Securities Exchange on which the Common Units are then listed or admitted to trading.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b)(i).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or similar financing arrangement available to a Group Member, provided, that when such borrowing is incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Partnership was formed pursuant to the provisions of the Marshall Islands Act and has been operated as a limited partnership pursuant to the Previous Agreement. The Previous Agreement is hereby amended and restated in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Marshall Islands Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 Name. The name of the Partnership shall be “KNOT Offshore Partners LP”. The Partnership’s business may be conducted under any other name or names as determined by the Board of Directors. The words “Limited Partnership” or the letters “LP” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Partnership at any time and from time to time in compliance with the requirements of the Marshall Islands Act and shall notify the General Partner and the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors, the registered office of the Partnership in The Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the registered agent for service of process on the Partnership in The Marshall Islands at such registered office shall be The Trust Company of The Marshall Islands, Inc. The principal office of the Partnership shall be located at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, or such other place as the Board of Directors may from time to time designate by notice to the General Partner and the Limited Partners. The Partnership may maintain offices at such other place or places within or outside The Marshall Islands as the Board of Directors determines to be necessary or appropriate. The address of the General Partner shall be at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited partnership organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Marshall Islands Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the Board of Directors may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use commercially reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board of Directors determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; and, provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Board of Directors. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act. The General Partner shall be liable for the obligations of the Partnership.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Marshall Islands Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 30 of the Marshall Islands Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.13 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by the Marshall Islands Act, and except as limited by Section 3.4(v), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to:

(i) have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(ii) obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

(iii) have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(iv) obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

(v) obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The Board of Directors may keep confidential from the Limited Partners, for such period of time as the Board of Directors deems reasonable, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything otherwise to the contrary herein, unless the Board of Directors shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board of Directors, President, Chief Executive Officer or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent or the Partnership, as applicable, the appropriate Officers on behalf of the Partnership shall execute, and the Transfer Agent or the Partnership, as applicable, shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate Officers on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units), as applicable, shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Units, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate or the issuance of uncertificated Units before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Board of Directors may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Board of Directors.

If a Limited Partner fails to notify the Partnership within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

(c) As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Record Holder of such Partnership Interest and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage, but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner, and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and Preferred Units and transfers of such Common Units or Preferred Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate Officers on behalf of the Partnership shall execute and deliver, and in the case of Common Units and the Series A Preferred Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the Partnership for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) By acceptance of the transfer of a Limited Partner Interest in accordance with this Section 4.5 and except as otherwise provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Subject to the provisions set forth in this Article IV and applicable securities laws, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Preferred Units and Common Units (whether issued upon conversion of the Preferred Units or otherwise), if any and as applicable, to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to March 31, 2023, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with (y) the merger or consolidation of the General Partner with or into such other Person or (z) the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after March 31, 2023, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any other Group Member under, as applicable, the Marshall Islands Act or the laws of any such entity’s jurisdiction of formation and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights. Prior to March 31, 2018, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to March 31, 2018, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by KNOT and its Affiliates). On or after March 31, 2018, any holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (a) the transfer of Common Units issued pursuant to Section 5.10 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (b) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner’s exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws, laws of the Republic of the Marshall Islands or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership or any Group Member under the laws of the jurisdiction of its formation.

(b) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(c) The transfer of a Series A Preferred Unit shall be subject to the restrictions imposed by this Article IV and by Section 5.11(c)(xi).

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contributions to the Partnership. The General Partner and the Limited Partners have previously made Capital Contributions for interests in the Partnership.

Section 5.2 Tax Election. The Partnership has elected to be treated as an association taxable as a corporation solely for U.S. federal income tax purposes.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Issuances of Additional Partnership Interests.

(a) Subject to any approvals required by Series A Preferred Unitholders pursuant to Section 5.11(c)(iv), the Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the Board of Directors, including (i) the right to share in Partnership distributions; (ii) the rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (iv) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Interest; and (vii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights or any convertible Partnership Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) the admission of additional Limited Partners and (v) all additional issuances of Partnership Interests. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The Board of Directors shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights or any convertible Partnership Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

Section 5.5 Limitations on Issuance of Additional Partnership Interests. Subject to Section 5.11(a), the Partnership may issue an unlimited number of Partnership Interests (or options, rights, warrants or appreciation rights related thereto) pursuant to Section 5.4 without the approval of the Partners; provided, however, that no fractional units shall be issued by the Partnership; and provided, further, that without the approval of the General Partner, the Partnership shall not issue any equity where such issuance (as determined by the Board of Directors) (a) is not reasonably expected to be accretive to equity within 12 months of issuance or (b) would otherwise have a material adverse impact on the General Partner or the General Partner Interest

Section 5.6 [Reserved].

Section 5.7 Limited Preemptive Right.

(a) Except as provided in this Section 5.7, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests; provided, however, that the amount of any series of Preferred Units issued by the Partnership from time to time that the General Partner shall have a right to purchase pursuant to this Section 5.7 shall equal the product of (a) the aggregate Percentage Interest of the General Partner and its Affiliates multiplied by (b) the number of such series of Preferred Units so issued.

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than Common Units issued in connection with a reset of the Incentive Distribution target levels or the issuance of Limited Partner Interests upon conversion of outstanding Limited Partner Interests), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to such issuance by (B) 100 less the General Partner’s Percentage Interest immediately prior to such issuance by (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. The General Partner shall not be obligated to make additional Capital Contributions to the Partnership.

Section 5.8 Splits and Combinations.

(a) Subject to Sections 5.8(d) and 6.5 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.

(b) Whenever such a Pro Rata distribution, subdivision or combination of Partnership Interests is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Interest, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by the Marshall Islands Act.

Section 5.10 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to Section 6.3(e) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate shares of a number of Common Units (“IDR Reset Common Units”) derived by dividing (i) the average of the aggregate amount of cash distributions made by the Partnership for each of the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for each of the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior approval of the Board of Directors that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest and (ii) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(c) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c), unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will become entitled to receive the related additional General Partner Units on the 15th Business Day after receipt by the Partnership of the Reset Notice, and the Partnership may issue Certificates for the Common Units or uncertificated Partnership Interests to the holder or holders of the Incentive Distribution Rights.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the Board of Directors, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

Section 5.11 Establishment of Series A Preferred Units.

(a) General. The Partnership hereby designates and creates a series of Preferred Units to be designated as “Series A Convertible Preferred Units” (the “Series A Preferred Units”) and consisting of a total of [•] Series A Preferred Units, representing a fractional part of the Partnership Interests of all Limited Partners, and having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.11 and in Section 12.4. However, in the event of any conflict between the rights, preferences, privileges, duties and obligations of the Common Units or any other class of Partnership Interest as set forth in this Agreement and the provisions of this Section 5.11 and in Section 12.4 that specifically set forth the rights, preferences, privileges, duties and obligations of the Series A Preferred Units, such specific provisions shall control. The class of Series A Preferred Units shall be fully subscribed immediately following the Series A Issuance Date and, thereafter, no additional Series A Preferred Units shall be designated, created or issued, except as provided under Section 5.11(c)(iv). No fractional Series A Preferred Units shall be issued.

(b) Rank of Series A Preferred Units. The Series A Preferred Units will rank senior to all Common Units and any other class or series of equity securities of the Partnership outstanding as of the Closing Date with respect to distribution rights and Liquidation Preference.

(c) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i) Distributions.

(A) Commencing with the Quarter ending on March 31, 2017, the Record Holders of the Series A Preferred Units as of an applicable Record Date for any Quarter shall be entitled to receive cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount and (2) any Series A Unpaid Cash Distributions (collectively, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests pursuant to Sections 6.3 or 6.4, in the amount set forth in this Section 5.11(c)(i)(A) in respect of each outstanding Series A Preferred Unit. All such distributions shall be paid quarterly in cash within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”). If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Sections 6.3 or 6.4 in respect of any Quarter, then the Record Date established pursuant to this Section 5.11(c)(i)(A) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.11(c)(i)(C), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.4 for any Quarter so long as the Series A Quarterly Distribution has been declared and paid on the Series A Preferred Units with respect to such Quarter.

(B) If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due for any Quarter, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (“Series A Unpaid Cash Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make any distributions in respect of any Common Units or Series A Junior Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due). No interest or sum of money in lieu of interest or distributions, whether payable in cash, property or Units, shall be payable in respect of any Series A Unpaid Cash Distributions.

(C) Notwithstanding anything in this Section 5.11(c)(i)(A) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, the Record Holder thereof shall not be entitled to a distribution in respect of such Series A Preferred Unit and a distribution in respect of such Common Unit with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable Record Holder of Series A Preferred Units shall receive, with respect to any Series A Preferred Units that have converted into Common Units, only the distribution in respect of such Common Units with respect to such period.

(D) Notwithstanding anything in Article VI to the contrary, the holders of the Incentive Distribution Rights shall not be entitled to receive distributions that correspond or relate to amounts distributed to Unitholders in respect of Series A Preferred Units.

(ii) Issuance of the Series A Preferred Units. Subject to Section 5.11(c)(v), the Series A Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series A Purchase Agreement.

(iii) Liquidation Rights.

(A) Subject to Section 5.11(c)(iii)(B), upon the occurrence of any Liquidation Event, Series A Preferred Unitholders (to the extent their Series A Preferred Units have not been converted to Common Units in accordance with Section 5.11(c)(vii) prior to the occurrence of such Liquidation Event) shall be entitled to receive out of the assets of the Partnership or proceeds thereof legally available for distribution to the Partners, (i) after satisfaction of all liabilities, if any, to creditors of the Partnership, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Series A Senior Securities then Outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Series A Parity Interests then Outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Units and any other classes or series of Series A Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Units, in an amount equal to the Series A Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then Outstanding Series A Series A Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Series A Senior Securities before any distribution shall be made with respect to the Series A Preferred Units or any Series A Parity Securities and (y) the Series A Preferred Unitholders shall be entitled to the Series A Liquidation Preference per Series A Preferred Unit in cash, concurrently with any distribution made to the holders of any Series A Parity Securities and before any distribution shall be made to the holders of Common Units or any other Series A Junior Securities. Series A Preferred Holders shall not be entitled to any other amounts from the Partnership, in their capacity as Series A Preferred Holders, after they have received the Series A Liquidation Preference. The payment of the Series A Liquidation Preference in full shall be a payment in redemption of the Series A Preferred Units, such that, from and after payment of the full Series A Liquidation Preference, any such Series A Preferred Unit shall thereafter be cancelled and no longer be Outstanding.

(B) If, in the event of any distribution or payment described in Section 5.11(c)(iii)(A) above where the Partnership’s assets available for distribution to holders of the Outstanding Series A Preferred Units and any Series A Parity Interests are insufficient to satisfy the applicable Liquidation Preference for such Series A Preferred Units and Parity Interests, the Partnership’s then remaining assets or proceeds thereof legally available for distribution to unitholders of the Partnership shall be distributed among the holders of Outstanding Series A Preferred Units and such Series A Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Series A Preferred Holders receive a partial payment of their Series A Liquidation Preference, such partial payment shall reduce the Series A Liquidation Preference of their Series A Preferred Units, but only to the extent of such amount paid.

(C) After payment of the applicable Liquidation Preference in full to the holders of the Outstanding Series A Preferred Units and any Series A Parity Securities, the Partnership’s remaining assets and funds shall be distributed among the holders of the Common Units and any other Series A Junior Securities then Outstanding according to their respective rights and preferences.

(iv) Voting Rights.

(A) Except as otherwise provided in this paragraph and Section 5.11(c)(iv)(B), the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Outstanding Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible at the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A Conversion Rate) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Series A Preferred Units shall not have any right to nominate, appoint or elect any of the Elected Directors or the Appointed Directors other than as set forth in Section 5.11(c)(iv)(D) following the occurrence of a Series A Trigger Event. Other than with respect to the nomination, appointment or election of any member of the Board of Directors, each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Series A Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Series A Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements of the Marshall Islands Act, and all other voting rights granted under this Agreement, the affirmative vote of a majority of the Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, will be necessary for any amendment (excluding any amendment of a ministerial or administrative nature) to this Agreement or the Certificate of Limited Partnership that (i) adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or (ii) amends or modifies any of the terms of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series A Preferred Units if such action would:

(1) reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units, or change the seniority rights of the holders of the Series A Preferred Units as to the payment of distributions in relation to the unitholders of any other class or series of units;

(2) reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the Liquidation Preferences of the holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of units;

(3) make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth in this Agreement; or

(4) result in the Partnership incurring or assuming additional indebtedness that would cause the Partnership’s total consolidated indebtedness to represent more than 70% of its total consolidated capitalization.

(C) Notwithstanding anything to the contrary in this Section 5.11(c)(iv), except as contemplated by Section 5.11(c)(iv)(A), in no event shall the consent of the Series A Preferred Unitholders, be required in connection with any Partnership Restructuring Event or Series A Change of Control. For the avoidance of doubt, the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with the vote of Record Holders of Common Units and Series A Preferred Units together as a single class.

(D) Upon the occurrence of a Series A Trigger Event, the Partnership shall notify the Holders of Series A Preferred Units and the Holders of any other series of Preferred Units upon which like rights have been conferred and are exercisable, of the occurrence thereof, whereupon the General Partner will promptly substitute one of the Appointed Directors for one director selected by the Holders of the Preferred Units (with such like rights) by written notice to the Partnership holding at least a majority of the Preferred Units (with such like rights) then outstanding (a “Holders’ Nominee”) and appoint such Holders’ Nominee to the Board of Directors as an Appointed Director. In no event will the Holders of Preferred Units be entitled to more than one Holders’ Nominee. Upon payment of all accrued and unpaid distributions then-outstanding in respect of the Preferred Units, the Holders’ Nominee will agree to resign from the Board of Directors effective immediately, unless and until a subsequent Series A Trigger Event, if any, occurs. Subject to the preceding sentence, any Holders’ Nominee may be removed at any time without Cause only by the Holders of a majority of the Series A Preferred Units and the Holders of any other series of Preferred Units upon which such rights have been conferred and are exercisable, voting together as a class. If any Holders’ Nominee is removed, resigns or is otherwise unable to serve as a member of the Board of Directors, the Holders of a majority of the outstanding Series A Preferred Units and, if applicable, any other Preferred Units, voting together as a class, shall appoint an individual to fill the vacancy.

(E) Notwithstanding anything to the contrary herein, (x) if a Series A Preferred Unitholder is a Norwegian Resident Holder, the Series A Preferred Units held by such Person will have none of the voting rights described in this Section 5.11(c)(iv) and (y) the 4.9% limitation set forth in the definition of “Outstanding” shall apply to the Holders of Series A Preferred Units with respect to the voting of the Series A Preferred Units together with the Common Units as a single class.

(v) Series A Senior Securities; Series A Parity Securities. Other than issuances contemplated by the Series A Purchase Agreement, the Partnership will not, without the affirmative vote of the holders of a majority of the Series A Preferred Units, issue any Series A Parity Securities or Series A Senior Securities (or amend the provisions of any class of Partnership Interest to make such class a class of Series A Parity Securities or Series A Senior Securities); provided, however, that the Partnership may, without the affirmative vote of the holders of Preferred Units, create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount; provided, further, however, that the Partnership may issue after the Series A Issuance Date Series A Parity Securities such that the aggregate amount of the Series A Preferred Units and the Series A Parity Securities, on a pro-forma basis for such issuance, does not exceed 33.33% of the book value of the sum of the Partnership’s then outstanding aggregate amount of Common Units, Series A Parity Securities (including the Series A Preferred Units) and Series A Junior Securities, without the consent of the holders of the Series A Preferred Units.

(vi) Certificates.

(A) If requested by a Series A Preferred Unitholder, the Series A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to any applicable legal, regulatory and contractual requirements or any other limitations set forth in this Section 5.11, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. Any certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as any certificates evidencing Common Units.

(B) Any certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form:

“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2017, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(vii) Conversion.

(A) At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (i) second anniversary of the Series A Issuance Date and (ii) immediately prior to the liquidation, dissolution and winding up of the Partnership under Section 12.4, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in the sole discretion of such Series A Preferred Unitholder, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter, into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate; provided, however, that the Partnership shall not be obligated to honor any such conversion request if such conversion request does not involve an underlying value of Common Units of at least $12,500,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or such lesser amount to the extent such exercise covers all of such Series A Preferred Unitholder’s Series A Preferred Units). Immediately upon the effectiveness of any conversion of Series A Preferred Units, all rights of the Series A Converting Unitholder in respect thereof shall cease, including, without limitation, any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.11(c)(vii)(A) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding such date of conversion).

(B) At the Option of the Partnership. At any time following the second anniversary of the Series A Issuance Date, the Partnership, in its sole discretion, shall have the right at any time, but not more than once per Quarter, to convert all or any portion of the then outstanding Series A Preferred Units into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate. Fractional Common Units shall not be issued to any person pursuant to this Section 5.11(c)(vii)(B) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding such date of conversion). Notwithstanding the foregoing, in order for the Partnership to exercise such option,

(1) the aggregate market value (for twenty (20) Trading Days out of the thirty (30) Trading Day period immediately preceding the date the Partnership furnishes the Series A Forced Conversion Notice) of the Common Units into which the then outstanding Series A Preferred Units are convertible, based on the then applicable Conversion Rate, must be greater than one hundred thirty percent (130%) of the aggregate Series A Issue Price of the then outstanding Series A Preferred Units;

(2) the average daily trading volume of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be equal to or exceed 30,000 (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the twenty (20) Trading Day period immediately preceding the date that the Partnership furnishes the Series A Forced Conversion Notice;

(3) the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received upon any such conversion; and

(4) the Partnership must have paid any accrued and unpaid distributions on the Series A Preferred Units to the date of conversion;

provided, however, in each case, that each such conversion by the Partnership shall be for an aggregate amount of Series A Preferred Units involving an underlying value of Common Units of at least $12,500,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such conversion (or such lesser amount if such amount includes all then outstanding Series A Preferred Units) and shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by the Series A Preferred Unitholders.

(C) Conversion Notice.

(1) To convert Series A Preferred Units into Common Units pursuant to Section 5.11(c)(vii)(A), the Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units and shall state or include therein with respect to Series A Preferred Units to be converted pursuant to Section 5.11(c)(vii)(A) the following: (a) the number of Series A Preferred Units to be converted, and (b) if a Certificate has been issued for such Series A Preferred Units, the Certificate(s) evidencing the Series A Preferred Units to be converted and duly endorsed.

(2) To convert Series A Preferred Units into Common Units pursuant to Section 5.11(c)(vii)(B), the Partnership shall give written notice (a “Series A Forced Conversion Notice,” and the date such notice is received, a “Series A Forced Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to force conversion of such Series A Preferred Units pursuant to Section 5.11(c)(vii)(B). The Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(D) Timing; Certificates. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Forced Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.11(c)(vii)(C), the Partnership shall issue the Series A Conversion Units no later than seven (7) days after the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, a “Series A Conversion Date”). On the Series A Conversion Date, if the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. If the Transfer Agent is not participating in the Depository’s Fast Automated Securities Transfer program, or if requested by such Series A Preferred Unitholder, the Partnership shall issue to such Series A Preferred Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series A Conversion Units to which such Series A Preferred Unitholder shall be entitled. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(E) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or another Partnership Interest, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.11(c)(vii)(F)), then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.11 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.11(c)(vii)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F) Quarterly Redetermination of Series A Conversion Rate.

(1) The Series A Conversion Rate shall be redetermined on a quarterly basis. The redetermined Series A Conversion Rate shall become effective at 11:59 p.m. prevailing Eastern Time on the later of the (a) date of public dissemination by the Partnership of the Partnership’s quarterly earnings press release with respect to the immediately preceding Quarter and (b) ex-dividend date relating to the quarterly cash distribution with respect to such Quarter. The Series A Conversion Rate, as redetermined, shall be equal to the Series A Issue Price divided by the product of (x) the book value per Common Unit at the end of the immediately preceding Quarter (pro-forma for per unit cash distributions payable with respect to such Quarter) multiplied by (y) the quotient of (i) the Series A Issue Price divided by (ii) the book value per Common Unit on the Series A Issuance Date.

(2) If during a Quarter the Partnership declares an extraordinary or special cash distribution, the Series A Conversion Rate will be further adjusted to reflect the extraordinary or special cash distribution as if it had occurred immediately prior to the end of the immediately preceding Quarter. Such further adjustment shall become effective at 11:59 p.m. prevailing Eastern Time on the ex-dividend date relating to such extraordinary or special cash distribution.

(3) In the event, and at the time of, a purchase or issuance by the Partnership of Common Units after the Series A Issuance Date, the Series A Conversion Rate will be further adjusted to reflect such purchase or issuance of Common Units as if it had been effected at a price equal to the book value per Common Unit on the last day of the immediately preceding Quarter. The adjustment referred to in this Section 5.11(c)(vii)(F), as so calculated, shall be included in the redetermination of the Series A Conversion Rate in Quarters subsequent to the Quarter in which the repurchase or issuance occurs. For the avoidance of doubt, the intended effect of the adjustment to the Series A Conversation Rate provided in this Section 5.11(c)(vii)(F) is reflected in the example computations set forth in Exhibit C to this Agreement.

(4) In the event a change in accounting principles occurs that impacts the computation of book value per Common Unit, there shall be an adjustment to the calculation of the Series A Conversion Rate so that the Series A Conversion Rate immediately preceding such change in accounting principles is identical to the Series A Conversion Rate immediately following such change in accounting principles. The adjustment referred to in this Section 5.11(c)(vii)(F), as so calculated, shall be included in the redetermination of the Series A Conversion Rate in Quarters from and including the Quarter in which the change in accounting principles occurs.

(5) Distributions of property or securities of the Partnership for which no other adjustment to the Series A Conversion Rate is provided in this Agreement shall be treated as if cash was distributed by the Partnership in an amount equal to the market value of such property or securities at the time of such distribution, such market value to be determined by the Board of Directors in good faith.

(viii) Optional Redemption. Subject to clause (F) below, the Partnership shall have the right at any time and from time to time, during the period beginning on or after the second anniversary and ending on the tenth anniversary of the Series A Issuance Date, to redeem the Series A Preferred Units, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Partnership (the “Series A Redemption Date”).

(A) The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to the then applicable Series A Redemption Price on such Series A Redemption Date. So long as the Series A Preferred Units are held of record by the nominee of the Depository, the Series A Redemption Price shall be paid by the Paying Agent to the Depository on the Series A Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series A Redemption Date, to the Series A Preferred Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Preferred Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Preferred Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state: (1) the Series A Redemption Date, (2) the number of Series A Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units are to be redeemed, the number (and the identification) of Units to be redeemed from such Series A Preferred Holder, (3) the Series A Redemption Price, (4) the place where the Series A Preferred Units are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that distributions on the Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the Board of Directors, and such Series A Preferred Units shall be redeemed by such method of selection as the Depository shall determine either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Section 5.11.

(D) If the Partnership gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Paying Agent funds, sufficient to redeem the Series A Preferred Units as to which such Series A Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Preferred Holders to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such Series A Preferred Units is issued in the name of the Depository or its nominee) of the Certificates therefor as set forth in the Series A Redemption Notice. If the Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Distributions on such Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited Partners with respect to such Series A Preferred Units shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series A Redemption Price of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series A Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Preferred Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be canceled and shall not be considered outstanding. If only a portion of the Series A Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units is registered in the name of the Depository or its nominee), the Paying Agent shall issue to the Series A Preferred Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Upon receipt of a Series A Redemption Notice, a Holder of Series A Preferred Units may elect, instead, to convert such Series A Preferred Units that are the subject of the Series A Redemption Notice into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate.

(ix) Redemption at Series A Preferred Holders’ Option. The Series A Preferred Holders shall have the right to cause the Partnership to redeem the Series A Preferred Units, in full or in part, solely on the date that is the tenth anniversary of the Series A Issuance Date. Any Series A Preferred Holders exercising its right pursuant to this Section 5.11(c)(ix) must provide notice to the Partnership by mail not less than 30 days and not more than 60 days before the tenth anniversary of the Series A Issuance Date, setting forth its desire to exercise its optional redemption right pursuant to this Section 5.11(c)(ix) and the number of Series A Preferred Units that it wishes to redeem. The Partnership shall, at its option, redeem the Series A Preferred Units pursuant to this paragraph (i) in cash at a price equal to 70% of the Series A Issue Price, plus any accrued and unpaid distributions, or (ii) in Common Units such that each Series A Preferred Unit receives Common Units worth 80% of the Series A Issue Price, plus any accrued and unpaid distributions. The value of the Common Units to be delivered pursuant to clause (ii) of the preceding sentence shall be determined based on the VWAP of the Common Units for the thirty (30) Trading Day period ending on the fifth Trading Day immediately prior to the redemption date.

(x) Redemption Upon a Series A Change of Control.

(A) Promptly upon entry into definitive agreements that provide for a Series A Change of Control, if the Partnership has not issued a press release or other widely disseminated public statement regarding the entry into such definitive agreements, the Partnership shall provide written notice thereof to the Series A Preferred Unitholders. If a Series A Change of Control occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within ten (10) Business Days of the date the Partnership provides written notice of the execution of definitive agreements that provide for such Series A Change of Control, shall be entitled to require the Partnership to redeem their Series A Preferred Units for a cash amount equal to 100% of the Series A Issue Price, plus accrued and unpaid distributions if any, on the Series A Preferred Units.

(B) For the avoidance of doubt, the approval of the Series A Preferred Unitholders shall not be required in connection with a Series A Change of Control or Partnership Restructuring Event; however, Series A Preferred Unitholders shall be entitled to vote on a one-for-one as-converted basis if there is a vote of holders of the Common Units in connection with either circumstance.

(xi) Series A Preferred Unit Transfer Restrictions.

(A) Notwithstanding any other provision of this Section 5.11(c)(xi), each Series A Purchaser shall be permitted at any time after the Series A Issuance Date to transfer any Series A Preferred Units owned by such Series A Purchaser to any of its Affiliates or to any other Series A Purchaser.

(B) Without the prior written consent of the Partnership, except as specifically provided in this Agreement, each Series A Preferred Unitholder shall not, (a) during the period commencing on the Series A Issuance Date and ending on the second anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (b) during the period commencing on the Series A Issuance Date and ending on the second anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units, Common Units of the Partnership that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (c) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in clauses (a) through (c) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (d) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by the Series A Preferred Unitholders, including to the trustee for, or representative of, such holders. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.11(c)(xi)(B) shall agree to the restrictions set forth in this Section 5.11(c)(xi)(B).

(C) Following the second anniversary of the Series A Issuance Date, each Series A Preferred Unitholder or their permitted transferees may freely transfer Series A Preferred Units involving an underlying value of Common Units of at least $12,500,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such transfer (or such lesser amount if it (i) constitutes the remaining holdings of such Series A Preferred Unitholder or (ii) has been approved by the Partnership, in its sole discretion), subject to compliance with applicable securities laws and this Agreement.

(xii) Fully Paid and Non-assessable. Any Series A Conversion Unit(s) delivered pursuant to Section 5.11(c)(vii) shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by the Marshall Islands Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Marshall Islands Act or this Agreement or created by the holders thereof.

(xiii) Partnership Restructuring Event. Subject to Section 5.11(c)(viii), if (A) a Partnership Restructuring Event occurs or the Partnership engages in any other recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Series A Change of Control) and (B) (1) the Partnership will not be the surviving entity of such Partnership Restructuring Event or other event or (2) the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, the Partnership shall deliver or cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon consummation of such Partnership Restructuring Event or other event, a security in the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount, timing and priority to those provided in Section 5.11(c)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity immediately following the Partnership Restructuring Event or such other event would entitle the holder to the number of common securities of such surviving entity (together with a number of common securities of equivalent value to any other assets received by Common Unitholders in such Partnership Restructuring Event or such other event) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Partnership Restructuring Event or such other event, such Record Holder would have been entitled to receive immediately following such Partnership Restructuring Event or such other event. Notwithstanding anything to the contrary in this Section 5.11(c)(xiii), if a Partnership Restructuring Event occurs prior to the second anniversary of the Series A Issuance Date, the Partnership shall have the right to redeem the Series A Preferred Units, in whole or in part, for a cash amount equal to 130.0% of the Series A Issue Price, plus accrued and unpaid distributions, if any, on the Series A Preferred Units redeemed to the applicable Series A Redemption Date.

(xiv) Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 [Reserved]

Section 6.2 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Subject to Section 5.11(c)(i), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 51 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the Board of Directors. All amounts of Available Cash distributed by the Partnership on any date following the Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners following the Closing

Date pursuant to Section 6.3 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.4, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Marshall Islands Act or any other applicable law. This Section 6.2(a) shall not apply to Series A Preferred Units.

(b) Notwithstanding the first three sentences of Section 6.2(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in clause (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.3 Distributions of Available Cash from Operating Surplus. Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.2 or 6.4 shall, subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Partnership Interests issued pursuant thereto:

(a) First, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter

(b) Second, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(c) Third, (i) to the General Partner in accordance with its Percentage Interest; (ii) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (c), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(d) Fourth, (i) to the General Partner in accordance with its Percentage Interest; (ii) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (i) and (ii) of this clause (d), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(e) Thereafter, (i) to the General Partner in accordance with its Percentage Interest; (ii) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (e);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.5, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.3(e). No distributions shall be made with respect to Series A Preferred Units pursuant to this Section 6.3.

Section 6.4 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.2(a) shall, subject to Section 51 of the Marshall Islands Act and subject to the provisions in respect of Series A Preferred Units, be distributed, unless the provisions of Section 6.2 require otherwise, 100% to the General Partner and the Unitholders (other than Series A Preferred Unitholders) Pro Rata, until the Minimum Quarterly Distribution is reduced to zero pursuant to the second sentence of Section 6.5. Thereafter, and subject to Section 5.11(c)(i), all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.3.

Section 6.5 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the announcement of the distribution. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

Section 6.6 [Reserved].

Section 6.7 Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, or (ii) be entitled to any distributions other than as provided in Sections 6.3(c), 6.3(d), 6.3(e), and 12.4.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be vested exclusively in the Board of Directors and, subject to the direction of the Board of Directors and in accordance with the provisions of Section 7.8, the Officers. No Limited Partner shall have any management power or control over the business and affairs of the Partnership. Thus, except as expressly provided in this Agreement, the business and affairs of the Partnership shall be managed by or under the direction of the Board of Directors, and the day-to-day activities of the Partnership shall be conducted on the Partnership’s behalf by the Officers. In order to enable the Board of Directors to manage the business and affairs of the Partnership, the General Partner, except as otherwise expressly provided in this Agreement, hereby irrevocably delegates to the Board of Directors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any duly authorized actions by the Board of Directors, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve the effective delegation of power described in this Section 7.1(a). Each of the Partners and each Person who may acquire an interest in a Partnership Interest hereby approves, consents to, ratifies and confirms such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to the liabilities of a general partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests hereby (i) approves, consents to, ratifies and confirms the General Partner’s delegation of management powers to the Board of Directors pursuant to paragraph (a) of this Section 7.1; (ii) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (iii) agrees that the General Partner (on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (ii) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Underwriting Agreement or described in or filed as exhibits to the Registration Statement, in each case, on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests; and (iv) agrees that the execution, delivery or performance by the Board of Directors, the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the Board of Directors or the General Partner of any duty that the Board of Directors or the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 The Board of Directors; Election and Appointment; Term; Manner of Acting.

(a) The Board of Directors shall consist of seven individuals, three of whom shall be Appointed Directors and four of whom shall be Elected Directors. The Elected Directors shall be divided into four classes: Class I, comprising one Elected Director, Class II, comprising one Elected Director, Class III, comprising one Elected Director and Class IV, comprising one Elected Director. Any vacancy among the Appointed Directors shall be filled as if an Appointed Director had resigned, in accordance with Section 7.6. The successors of the members of the Board of Directors shall be appointed or elected, as the case may be, as follows:

(i) Subject to Section 5.11(c)(iv)(D), each Appointed Director shall be appointed by the General Partner and shall hold office until his successor is duly appointed by the General Partner and qualified or until his earlier death, resignation or removal; and

(ii) The Class IV Elected Director shall next be elected at the 2017 Annual Meeting for a four-year term expiring on the date of the fourth succeeding Annual Meeting, the Class I Elected Director shall be elected at the 2018 Annual Meeting for a four-year term expiring on the fourth succeeding Annual Meeting, the Class II Elected Director shall be elected at the 2019 Annual Meeting for a four-year term expiring on the fourth succeeding Annual Meeting and the Class III Director shall be elected at the 2020 Annual Meeting for a four-year term expiring on the fourth succeeding Annual Meeting, in each case by a plurality of the votes of the Outstanding Common Units present in person or represented by proxy at the Annual Meeting with each Outstanding Common Unit having one vote.

(b) Each member of the Board of Directors appointed or elected, as the case may be, at an Annual Meeting shall hold office until the fourth succeeding Annual Meeting and until his successor is duly elected or appointed, as the case may be, and qualified, or until his earlier death, resignation or removal.

(c) Each member of the Board of Directors shall have one vote. The vote of the majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A majority of the number of members of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the members of the Board of Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.3 Nominations of Elected Directors. The Board of Directors shall be entitled to nominate individuals to stand for election as Elected Directors at an Annual Meeting. In addition, any Limited Partner or Group of Limited Partners that beneficially owns 10% or more of the Outstanding Common Units shall be entitled to nominate one or more individuals to stand for election as Elected Directors at an Annual Meeting by providing written notice thereof to the Board of Directors not more than 120 days and not less than 90 days prior to the date of such Annual Meeting; provided, however, that in the event that the date of the Annual Meeting was not publicly announced by the Partnership by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the Board of Directors not later than the close of business on the 10th day following the date on which the date of the Annual Meeting was announced. Such notice shall set forth (a) the name and address of the Limited Partner or Limited Partners making the nomination or nominations, (b) the number of Common Units beneficially owned by such Limited Partner or Limited Partners, (c) such information regarding the nominee(s) proposed by the Limited Partner or Limited Partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Commission had the nominee(s) been nominated or intended to be nominated to the Board of Directors, (d) the written consent of each nominee to serve as a member of the Board of Directors if so elected and (e) a certification that such nominee(s) qualify as Elected Directors.

Section 7.4 Removal of Members of Board of Directors. Members of the Board of Directors may only be removed as follows:

(a) Except as provided in Section 5.11(c)(iv)(D), an Appointed Director may be removed at any time, (i) without Cause, only by the General Partner and, (ii) with Cause, by (x) the General Partner, (y) by the affirmative vote of the holders of a majority of the Outstanding Units at a properly called meeting of the Limited Partners or (z) by the affirmative vote of a majority of the other members of the Board of Directors.

(b) Any Elected Director may be removed at any time, with Cause, only by the affirmative vote of a majority of the other members of the Board of Directors or at a properly called meeting of the Limited Partners only by the affirmative vote of the holders of a majority of the Outstanding Common Units.

Section 7.5 Resignations of Members of the Board of Directors. Any member of the Board of Directors may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the time specified therein.

Section 7.6 Vacancies on the Board of Directors. Vacancies on the Board of Directors may be filled only as follows:

(a) Except as provided in Section 5.11(c)(iv)(D), if any Appointed Director is removed, resigns or is otherwise unable to serve as a member of the Board of Directors, the General Partner shall, in its individual capacity, appoint an individual to fill the vacancy.

(b) If any Elected Director is removed, resigns or is unable to serve as a member of the Board of Directors, the vacancy shall be filled by a majority of the Elected Directors then serving.

(c) A director appointed or elected pursuant to this Section 7.6 to fill a vacancy shall be appointed or elected, as the case may be, for no more than the unexpired term of his predecessor in office.

Section 7.7 Meetings; Committees; Chairman.

(a) Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Secretary upon the written request of two members of the Board of Directors, on at least 48 hours prior written notice to the other members. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a member of the Board of Directors at a meeting (including pursuant to the penultimate sentence of this Section 7.7(a)) shall constitute a waiver of notice of such meeting, except where such member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all the members of the Board of Directors. Members of the Board of Directors may participate in and hold meetings by means of conference telephone, videoconference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting. The Board of Directors may establish any additional rules governing the conduct of its meetings that are not inconsistent with the provisions of this Agreement.

(b) The Board of Directors shall appoint the members of the Audit Committee and the Conflicts Committee. The Audit Committee and the Conflicts Committee shall, in each case, perform the functions delegated to it pursuant to the terms of this Agreement and such other matters as may be delegated to it from time to time by resolution of the Board of Directors. The Board of Directors, by a majority of the whole Board of Directors, may appoint one or more additional committees of the Board of Directors to consist of one or more members of the Board of Directors, which committee(s) shall have and may exercise such of the powers and authority of the Board of Directors (including in respect of Section 7.1) with respect to the management of the business and affairs of the Partnership as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 7.7(b) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the taking of any action. Any action required or permitted to be taken at a meeting of a committee of the Board of Directors may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all the members of the committee of the Board of Directors. Subject to the first sentence of this Section 7.7(b), the Board of Directors may designate one or more members of the Board of Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee. Subject to the first sentence of this Section 7.7(b), in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

(c) The Appointed Directors may designate one of the members of the Board of Directors as Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, and if present and acting, shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board of Directors, another member of the Board of Directors chosen by the Appointed Directors shall preside. If, at any time, the Board of Directors consists solely of Elected Directors, the Board of Directors may designate one of its members as Chairman of the Board of Directors and shall, in the absence of the Chairman of the Board of Directors at a meeting of the Board of Directors, designate another member of the Board of Directors to preside at the meeting.

Section 7.8 Officers.

(a) The Board of Directors, as set forth below, shall appoint or designate agents of the Partnership, referred to as “Officers” of the Partnership as described in this Section 7.8. Such Officers may be employed by any Group Member directly or may be employed by one or more third parties, including KNOT and its Affiliates, and designated by the Board of Directors to perform officer functions for the benefit of the Partnership.

(b) The Board of Directors shall appoint or designate such Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Partnership, who shall hold such titles, exercise such powers and authority and perform such duties as shall be determined from time to time by resolution of the Board of Directors. The Officers may include a Chairman of the Board of Directors, an Executive Vice Chairman or Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, any and all Vice Presidents, a Secretary, any and all Assistant Secretaries, a Treasurer, any and all Assistant Treasurers and any other Officers appointed or designated by the Board of Directors pursuant to this Section 7.8. Any person may hold two or more offices.

(c) The Officers, including any Officer employed by a third party and designated by the Board of Directors to perform officer services for the benefit of the Partnership, shall be appointed by the Board of Directors at such time and for such terms as the Board of Directors shall determine. Any Officer may be removed, with or without Cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d) The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(e) Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Partnership.

Section 7.9 Compensation of Directors. The members of the Board of Directors who are not employees of the Partnership, the General Partner or its Affiliates shall receive such compensation for their services as members of the Board of Directors or members of a committee of the Board of Directors shall determine. In addition, the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

Section 7.10 Certificate of Limited Partnership. The General Partner caused the Certificate of Limited Partnership to be filed with the Registrar of Corporations of The Marshall Islands as required by the Marshall Islands Act. The General Partner shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the Board of Directors determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership or other entity in which the limited partners have limited liability) in The Marshall Islands or any other jurisdiction in which the Partnership may elect to do business or own property. To the extent the Board of Directors determines such action to be necessary or appropriate, the General Partner shall file or cause to be filed amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of The Marshall Islands or of any other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.11 Restrictions on the Authority of the Board of Directors and the General Partner.

(a) Except as otherwise provided in this Agreement, neither the Board of Directors nor the General Partner may, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

(b) Except as provided in Articles XII and XIV, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority and the General Partner; provided, however, that this provision shall not preclude or limit the ability of the Board of Directors to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. The transfer of the General Partner Interest to and the election of a successor general partner of the Partnership shall be made in accordance with Sections 4.6, 11.1 and 11.2.

Section 7.12 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.12 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the Board of Directors may determine, for any direct and indirect expenses it incurs that are allocable to the Partnership Group or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans). The Board of Directors shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.12 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.15.

(c) Subject to the applicable rules and regulations of the National Securities Exchange on which the Common Units are listed, the Board of Directors, without the approval of the Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Partnership, the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the Partnership, the General Partner, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership or otherwise to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.12(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.12(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.13 Outside Activities.

(a) The General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not acquire or own any Five-Year Vessels (as such term is defined in the Omnibus Agreement).

(b) KNOT, the Partnership, the General Partner and the Operating Company have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of KNOT and certain of its Affiliates to acquire or own any Five-Year Vessels (as such term is defined in the Omnibus Agreement).

(c) Except as specifically restricted by Section 7.13(a) or the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.13 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

(d) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and, subject to the terms of Sections 7.13(a), 7.13(b), 7.13(c) and the Omnibus Agreement, no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and, subject to the terms of Sections 7.13(a), 7.13(b), 7.13(c) and the Omnibus Agreement, such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided, that such Indemnitee (including the General Partner) does not engage in such business or activity as a result of using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee (including the General Partner).

(e) The General Partner and each of its Affiliates may own and acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” as used in this Section 7.13(e) with respect to the General Partner shall not include any Group Member.

Section 7.14 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner and the Board of Directors may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arms’ length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner and the Board of Directors. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.14(a) and Section 7.14(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the Board of Directors. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the General Partner or the Board of Directors shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates or the Board of Directors to the Partnership or the Limited Partners if the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.

Section 7.15 Indemnification.

(a) To the fullest extent permitted by the Marshall Islands Act but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.15, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; and, provided, further, that no indemnification pursuant to this Section 7.15 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.15 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by the Marshall Islands Act, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.15(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.15.

(c) The indemnification provided by this Section 7.15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the Board of Directors and the General Partner, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement or law.

(e) For purposes of this Section 7.15, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.15(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.15 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.15 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.16 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired Partnership Interests or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to their obligations and duties as members of the Board of Directors or as the General Partner, respectively, set forth in Section 7.1(a), members of the Board of Directors and the General Partner may exercise any of the powers granted to them and perform any of the duties imposed upon them hereunder either directly or by or through its agents, and the members of the Board of Directors and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors or the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.16 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.17 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, or any member of the Board of Directors, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner and the Board of Directors may but shall not be required in connection with the resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner or the Board of Directors, as the case may be, may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then, notwithstanding any other provision of this Agreement or law that would otherwise apply, (x) the Conflicts Committee will be authorized in connection with its determination of whether to provide Special Approval to consider any and all factors as it determines to be relevant or appropriate under the circumstances and (y) it will be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision the Board of Directors, acted in good faith, and, in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Limited Partner, any Record Holder or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, General Partner Interest or Incentive Distribution Rights, if any, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, General Partner Units or Incentive Distribution Rights, as appropriate, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(d) Whenever the Board of Directors makes a determination or takes or declines to take any other action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Board of Directors, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Partnership Group (if such approval is required pursuant to Section 7.11(b)) or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at their option.

(f) Except as expressly set forth in this Agreement, neither the General Partner nor the Board of Directors or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Board of Directors or the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the Board of Directors or the General Partner or such other Indemnitee. Notwithstanding anything to the contrary, but subject to Section 7.17(c) and without reference to the definition of “good faith” in Section 7.17(b), to the fullest extent permitted by the Marshall Islands Act, neither the General Partner, the Board of Directors nor any other Indemnitee shall owe any fiduciary duties to Series A Preferred Unitholders other than a contractual duty of good faith and fair dealing.

(g) The Unitholders hereby authorize the Board of Directors, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.17.

Section 7.18 Other Matters Concerning the General Partner and the Board of Directors.

(a) The General Partner and the Board of Directors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and the Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or the Board of Directors reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.19 Purchase or Sale of Partnership Interests. The Board of Directors may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.20 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.20, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use its commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations in total pursuant to this Section 7.20(a), no more than one of which shall be required to be made at any time that the Partnership is not eligible to use Form F-3 (or a comparable form) for the registration under the Securities Act of its securities; and, provided, further, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.20(a) not to be utilized more than once in any 12-month period. The Partnership shall use its commercially reasonable efforts to resolve any deferral with respect to any such registration and/or filing. Except as provided in the first sentence of this Section 7.20(a), the Partnership shall be deemed not to have used all its commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Interests covered thereby not being able to offer and sell such Partnership Interests at any time during such period, unless such action is required by applicable law or regulations. In connection with any registration pursuant to this Section 7.20(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request (provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration), and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity interests of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use its commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, however, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.20(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.20, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.15, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.20(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary, free writing or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary, free writing or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Sections 7.20(a) and 7.20(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.20(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.20 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.20.

(f) Any request to register Partnership Interests pursuant to this Section 7.20 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.21 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Board of Directors, the General Partner and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Board of Directors, the General Partner or any such Officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors, the General Partner or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board of

Directors, the General Partner or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors, the General Partner or any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Board of Directors, the General Partner, the Officers or representatives of the General Partner authorized by the General Partner or the Board of Directors shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The Partnership shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books on a cash basis and the Board of Directors shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the Board of Directors determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Elections and Information.

(a) The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Except as otherwise provided herein, the Board of Directors shall determine whether the Partnership should make any other elections permitted by any applicable tax law.

(b) The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes with respect to a calendar taxable year shall be furnished to them within 90 days of the close of each calendar year.

(c) Each Partner shall provide the Partnership with all information reasonably requested by the Partnership to enable the Partnership to claim the exemption from U.S. federal income tax under Section 883 of the Code.

Section 9.2 Tax Withholding. Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required or advisable to cause the Partnership and other Group Members to comply with any withholding requirements with respect to any tax established under any U.S. federal, state or local or any non-U.S. law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount with respect to a distribution or payment to or for the benefit of any Partner, the Board of Directors may treat the amount withheld as a distribution of cash to such Partner in the amount of such withholding from such Partner.

Section 9.3 Conduct of Operations. The Board of Directors shall use commercially reasonable efforts to conduct the business of the Partnership and its Affiliates in a manner that does not require a holder of Common Units or Series A Preferred Units to file a tax return in any jurisdiction with which the holder has no contact other than through ownership of Common Units or Series A Preferred Units.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 [Reserved].

Section 10.2 Admission of Additional Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner until such Person acquires a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

Section 10.3 Admission of Successor General Partner. A successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all or part of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Sections 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6; provided, however, that no such Person shall be admitted to the Partnership as a successor or additional

General Partner until compliance with the terms of Section 4.6 has occurred and such Person has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor or additional General Partner is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the Board of Directors shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Board of Directors shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a voluntary petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidating trustee of the General Partner or of all or any substantial part of its properties;

(v) The General Partner is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding;

(vi) (A) in the event the General Partner is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of 90 days after the date of notice to the General Partner of revocation without a reinstatement of its charter; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances:

(i) at any time prior to 12:00 midnight, prevailing Eastern Time, on March 31, 2023, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member;

(ii) at any time after 12:00 midnight, prevailing Eastern Time, on March 31, 2023, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice (provided, that, prior to the effective date of such withdrawal, the General Partner delivers to the Partnership a Withdrawal Opinion of Counsel);

(iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

(iv) notwithstanding clause (i) of this Section 11.1(b), at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or, if applicable, the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2⁄3% of the Outstanding Units (including Units held by the General Partner and its Affiliates), voting as a single class. Any such action by such holders or the Board of Directors for removal of the General Partner must also provide for the election of a successor General Partner by the majority vote of the outstanding Common Units. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, (A) the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and its Incentive Distribution Rights, if any, (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure and (B) the other holders of the Incentive Distribution Rights shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require such successor to purchase such holders’ Incentive Distribution Rights in exchange for an amount in cash equal to the fair market value of such Incentive Distribution Rights, such amount to be determined and payable as of the effective date of the Departing General Partner’s departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest in exchange for an amount in cash equal to such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.12, including any employee related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (ii) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions shall be its Percentage Interest.

Section 11.4 [Reserved].

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor or additional General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and the Board of Directors shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an election to dissolve the Partnership by the General Partner and our Board of Directors that is approved by the holders of a Unit Majority;

(b) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Marshall Islands Act; or

(d) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by the Marshall Islands Act, within 180 days thereafter, the holders of a Unit Majority may elect in writing to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

Section 12.3 Liquidating Trustee. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the Board of Directors shall select one or more Persons to act as Liquidating Trustee. The Liquidating Trustee (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidating Trustee (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall within 30 days thereafter be approved by the holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidating Trustee in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidating Trustee approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidating Trustee approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors and the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.11(b)) necessary or appropriate to carry out the duties and functions of the Liquidating Trustee hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidating Trustee shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidating Trustee, subject to the Marshall Islands Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidating Trustee and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidating Trustee may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidating Trustee may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) The Liquidating Trustee shall first satisfy the liabilities of the Partnership. Liabilities of the Partnership include amounts owed to the Liquidating Trustee as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI and, as applicable, Article V. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidating Trustee shall either settle such claim for such amount as it deems appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in this Section 12.4 shall be distributed, subject to Section 5.11(c)(iii) in respect of the Series A Preferred units, as follows:

(i) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and

(B) Thereafter (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (i)(B);

(ii) If the Current Market Price of a Common Unit as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit; and

(B) Thereafter, (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii)(B);

Distributions with respect to Series A Preferred Units described in Section 5.11(c)(iii) in connection with a liquidation or dissolution of the Partnership shall be made pursuant to Section 5.11(c)(iii), rather than pursuant to clause (i) or (ii) of this Section 12.4.

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Without Approval of the Limited Partners or the General Partner. The General Partner and each Limited Partner agree that the Board of Directors, without the approval of any Limited Partner or, subject to Section 5.5, the General Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the Marshall Islands Act;

(d) subject to Section 5.11(c)(iv), to the extent applicable, a change that the Board of Directors determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes or series of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the Board of Directors shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Series A Distributions) are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, the members of the Board of Directors, or the General Partner or its or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) subject to Section 5.11(c)(iv), amendment that the Board of Directors, and if required by Section 5.5, the General Partner, determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Interests pursuant to Section 5.4;

(h) an amendment that the Board of Directors determines to be necessary or appropriate for the authorization of additional Partnership Interests or rights to acquire Partnership Interests, including any amendment that the Board of Directors determines is necessary or appropriate in connection with:

(i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution in connection with the IDR Reset Election in accordance with Section 5.10;

(ii) the implementation of the provisions relating to KNOT’s right to reset its Incentive Distribution Rights in exchange for Common Units;

(iii) any modification of the Incentive Distribution Rights made in connection with the issuance of additional Partnership Interests or rights to acquire Partnership Interests, provided, that, with respect to this clause (iii), any such modifications to the Incentive Distribution Rights and the related issuance of Partnership Interests have received Special Approval; or

(iv) any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a conversion, merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by, or with the written consent of, the Board of Directors; provided, however, that the Board of Directors shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner, any Record Holder or any other Person and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation. Subject to Section 5.11(c)(iv), to the extent applicable, a proposed amendment shall be effective upon its approval by the Board of Directors and, if applicable, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Sections 11.2 or 13.4, reducing such percentage or (ii) in the case of Sections 11.2 or 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at the General Partner’s option.

(c) Except as provided in Section 14.3 and subject to Section 5.11(c)(iv) with respect to the Series A Preferred Units and without limitation of the Board of Directors’ authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class or series of Partnership Interests in relation to other classes or series of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes or series of Partnership Interests, as compared to other classes or series of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class, classes or series.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class, classes or series unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner, the Board of Directors or by Limited Partners owning 20% or more of the Outstanding Units of the class, classes or series for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the Unitholders pursuant to this Agreement. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Board of Directors shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class, classes or series of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Board of Directors to give such approvals. If the Board of Directors does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the Board of Directors in accordance with Section 13.11.

Section 13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of 33 1⁄3% of the Outstanding Units of the class, classes or series for which a meeting has been called (including Outstanding Units deemed owned by the General Partner and its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class, classes or series unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage, provided, however, that the Series A Preferred Units shall not be considered for purposes of determining whether a quorum is present for purposes of electing directors. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner and its Affiliates). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner and its Affiliates) and represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting. The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Chairman of the Board of Directors shall serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the Board of Directors, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning or deemed owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved the action in writing. The Board of Directors may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Board of Directors. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Board of Directors, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Board of Directors, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Board of Directors to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the approval of the Board of Directors and the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, neither the Board of Directors nor the General Partner shall have a duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity.

(b) If the Board of Directors and the General Partner shall determine to consent to the merger, consolidation or conversion, the Board of Directors and the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the Board of Directors and the General Partner determine to be necessary or appropriate.

(c) If the Board of Directors and the General Partner shall determine to consent to the conversion the Board of Directors and the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, certificate of formation, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain and stated in such articles of conversion); and

(viii) such other provisions with respect to the proposed conversion the Board of Directors and the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners of Merger, Consolidation or Conversion.

(a) Except as provided in Sections 14.3(d) and 14.3(e), the Board of Directors, upon its and the General Partner’s approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners, the General Partner and the Board of Directors with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors, with the prior consent of the General Partner, is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4 Certificate of Merger or Conversion. Upon the required approval by the Board of Directors, the General Partner and the Unitholders of a Merger Agreement or Plan of Conversion, as the case may be, a certificate of merger or conversion, as applicable, shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

Section 14.5 Amendment of Partnership Agreement. Pursuant to Section 20(2) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 20(2) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the certificate of conversion, for all purposes of the laws of the Marshall Islands:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class or series then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class or series then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class or series purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. Notwithstanding the foregoing, the repurchase right described in this Article XV shall not apply to Series A Preferred Units.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class, classes or series (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, if any, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date to the extent Certificates for the Limited Partner Interests are outstanding, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by a member of the Board of Directors, the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner or the Board of Directors at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner and the Board of Directors may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a), immediately upon the acquisition of such Limited Partner Interests without execution hereof.

Section 16.8 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of The Republic of the Marshall Islands, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Marshall Islands Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.9 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.10 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners (including any amendment to this Agreement), such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action (including any amendment to this Agreement).

Section 16.11 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units and Preferred Units is expressly permitted by this Agreement.

Section 16.12 Third-Party Beneficiaries. Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Second Amended and Restated Agreement of Limited Partnership has been executed as of the date first written above.

KNOT OFFSHORE PARTNERS LP

By:
Name: John Costain
Title: Authorized Person

GENERAL PARTNER

KNOT OFFSHORE PARTNERS GP LLC

By:
Name:
Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A

To the Second Amended and Restated

Agreement of Limited Partnership of

KNOT OFFSHORE PARTNERS LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

KNOT OFFSHORE PARTNERS LP

No.	Common Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of KNOT Offshore Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of the above designated number of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (a) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (b) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (c) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the Marshall Islands.

Dated:
Countersigned and Registered by:	KNOT OFFSHORE PARTNERS LP

By:
as Transfer Agent and Registrar		Title:

By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT Custodian (Cust) (Minor)
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts /Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

KNOT OFFSHORE PARTNERS LP

FOR VALUE RECEIVED,                                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                 Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint             as its attorney-in-fact with full power of substitution to transfer the same on the books of KNOT Offshore Partners LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15		(Signature) (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT B

to the Second Amended and Restated

Agreement of Limited Partnership of

KNOT Offshore Partners LP

Certificate Evidencing

Series A Convertible Preferred Units

Representing Limited Partner Interests in

KNOT Offshore Partners LP

No.                                                                                                                                                                              Series A Preferred Units

In accordance with Section 5.11(c)(vi) of the Second Amended and Restated Agreement of Limited Partnership of KNOT Offshore Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Partnership”), hereby certifies that _______________________ (the “Holder”) is the registered owner of ________ Series A Convertible Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) transferable (subject to the Partnership Agreement) on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series A Preferred Units are set forth in, and this Certificate and the Series A Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2017, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the Republic of the Marshall Islands.

Dated:
Countersigned and Registered by:	KNOT OFFSHORE PARTNERS LP

By:
as Transfer Agent and Registrar		Title:

By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	__________ Custodian _________ (Cust) (Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF SERIES A PREFERRED UNITS OF

KNOT Offshore Partners LP

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                     Series A Preferred Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of KNOT Offshore Partners LP

Date: _________________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature) (Signature)

No transfer of the Series A Preferred Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Series A Preferred Units to be transferred is surrendered for registration or transfer.

EXHIBIT C

Model Computations

of Redetermined Series A Conversion Rate

Pursuant to Section 5.11(c)(vii)(F)

C-1

Exhibit C—Model Conversion Rate computations

	Upon the Closing Date
	Series A Issue Price	(i)	$24.00
	Book value per Common Unit 1)	(ii)	$18.50	GAAP
	Implied premium	( (i) divided by (ii) ) minus 1	29.7%
	Implied conversion strike price	Book value per Common Unit1); multiplied by (1 plus the implied premium)	$24.00	Idential to Series A Issue Price as per the Closing Date
	Series A Conversion Rate	Series A Issue Price divided by the implied conversion strike price	1.0000	Series A Conversion Rate (1.0000 (one Common Unit per Series A Preferred Unit))
(1)	Redetermined Series A Conversion Rate
	Book value per Common Unit 1)		$18.00	GAAP
	Implied premium	( (i) divided by (ii) ) minus 1	29.7%
	Implied conversion strike price	Book value per Common Unit1); multiplied by (1 plus the implied premium)	$23.35
	Series A Conversion Rate	Series A Issue Price divided by implied conversion strike price	1.0278	Redetermined Series A Conversion Rate
(2)	Adjustment to Series A Conversion Rate due to extraordinary or special cash distribution
	Extraordinary or special cash distribution (per Common Unit) during the Quarter		$2.00
	Book value per Common Unit 1)		$18.00
	Book value per Common Unit adjusted for extraordinary or special distribution		$16.00
	Implied premium	( (i) divided by (ii) ) minus 1	29.7%
	Implied conversion strike price	Book value per Common Unit1); multiplied by (1 plus the implied premium)	$20.76
	Series A Conversion Rate	Series A Issue Price divided by implied conversion strike price	1.1563	Redetermined Series A Conversion Rate

(3)	Adjustment to Series A Conversion Rate due to issuance of Common Units
	Book value per Common Unit 1)		$16.00
	Book value per Common Unit pro-forma for net issuance proceeds	(ii)	$20.00
	Implied conversion strike price prior to euqity issuance	(i)	$20.76
	Adjusted implied premium	( (i) divided by (ii) ) minus 1	3.8%	Adjustment to implied premium to ensure that Conversion Rate is not changed due to the equity issuance
	Implied conversion strike price	Book value per Common Unit1); multiplied by (1 plus the implied premium)	$20.76
	Series A Conversion Rate	Series A Issue Price divided by implied conversion strike price	1.1563	Conversion Rate remains constant (i.e. to example (2) above)
(4)	Adjustment to Series A Conversion Rate due to change in accounting principle
	Book value per Common Unit 1)		$20.00
	Book value per Common Unit following effect of change in accounting principle	(ii)	$15.00
	Implied conversion strike price prior to change in accounting principle	(i)	$20.76
	Adjusted implied premium	( (i) divided by (ii) ) minus 1	38.4%	Adjustment to implied premium to ensure that Conversion Rate is not changed due to change in accounting principle
	Implied conversion strike price	Book value per Common Unit1); multiplied by (1 plus the implied premium)	$20.76
	Series A Conversion Rate	Series A Issue Price divided by implied conversion strike price	1.1563	Conversion Rate remains constant (i.e. to example (2) above)
(5)	Adjustment to Series A Conversion Rate due to distributions of property or securities of the Partnership
	Distributions of property or securities of the Partnership		2.00	Value as determined by the Board of Directors
	Book value per Common Unit 1)		15.00
	Book value per Common Unit adjusted for extraordinary or special distribution		13.00
	Adjusted implied premium	( (i) divided by (ii) ) minus 1	38.4%	Adjusted premium used on redetermination of Series A Conversion Rate in subsequent Quarters
	Implied conversion strike price	Book value per Common Unit1); multiplied by (1 plus the implied premium)	17.99
	Series A Conversion Rate	Series A Issue Price divided by implied conversion strike price	1.3341	Redetermined Series A Conversion Rate

Notes:

1)	Book value per Common Unit at the end of the immediately preceding Quarter (pro-forma for per unit cash distributions payable with respect to such Quarter)

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit D-1

KNOT OFFSHORE PARTNERS LP

and

THE PURCHASERS NAMED ON SCHEDULE A

HERETO

REGISTRATION RIGHTS AGREEMENT

Dated January [•], 2017

i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of January [•], 2017 (this “Agreement”) is entered into by and among KNOT OFFSHORE PARTNERS LP, a Marshall Islands limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A hereto (the “Purchasers”).

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Purchased Units (the date of such closing, the “Closing Date”) pursuant to the Series A Preferred Unit Purchase Agreement, dated as of December 6, 2016, by and among the Partnership and the Purchasers (the “Purchase Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or the Partnership, on the one hand, and any Purchasers, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Authorized Agent” has the meaning specified in Section 3.08.

“Business Day” means any day other than a Saturday, Sunday, any legal holiday or day on which banking institutions in the Republic of Malta, the State of New York or the Kingdom of Norway are authorized or required by law or other governmental action to close.

“Closing Date” has the meaning set forth in the Recitals of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” means KNOT Offshore Partners GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands and the general partner of the Partnership.

“Holder” means the record holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified in Section 2.02(a).

“KNOT” has the meaning specified in Section 2.02(b).

“Liquidated Damages” has the meaning specified therefor in Section 2.01(b).

“Liquidated Damages Multiplier” means the product of (i) the Purchased Unit Price and (ii) the number of Registrable Securities then held by the applicable Holder and included on the applicable Registration Statement.

“Losses” has the meaning specified in Section 2.08(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“NYSE” means the New York Stock Exchange.

“OMP” means Offshore Merchant Partners Asset Yield Fund, L.P., a Guernsey registered limited partnership.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended from time to time in accordance with the terms thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Notice” has the meaning specified in Section 2.02(a).

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“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).

“Piggyback Registration” has the meaning specified in Section 2.02(a).

“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“Purchased Units” means the Series A Preferred Units to be issued and sold to the Purchasers pursuant to the Purchase Agreement.

“Purchased Unit Price” means $24.00 per unit.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Quarter” has the meaning specified in the Partnership Agreement.

“Record Date” has the meaning specified in the Partnership Agreement.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registrable Securities” means the Common Units issuable upon conversion of the Purchased Units, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified in Section 2.07(a).

“Registration Statement” has the meaning specified in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.07(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).

“Series A Conversion Date” means the date on which all of the Purchased Units are convertible into Common Units pursuant to the terms of the Partnership Agreement.

“Series A Conversion Rate” has the meaning specified in the Partnership Agreement.

“Series A Preferred Units” means the Series A Preferred Units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Tag-Along Holders” has the meaning specified in Section 2.02(a).

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“Target Effective Date” has the meaning specified therefor in Section 2.01(a).

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10. In addition, a Holder will cease to have rights to require registration of any Registrable Securities held by that Holder under this Agreement on the second anniversary of the date on which all Series A Preferred Units have been converted into Common Units pursuant to Section 5.11 of the Partnership Agreement.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration. The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act to permit the public resale of Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective no later than the second anniversary of the date hereof (the “Target Effective Date”). The Partnership will use its commercially reasonable efforts to cause such initial Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) the second anniversary of the date on which all Series A Preferred Units have been converted into Common Units pursuant to Section 5.11 of the Partnership Agreement (in each case of clause (A) or (B) the “Effectiveness Period”). A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form F-3 (or a successor form). A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or

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necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of a Registration Statement.

(b) Failure to Become Effective. If a Registration Statement required by Section 2.01(a) does not become or is not declared effective by the Target Effective Date, then each Holder shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities which are included in such Registration Statement), as liquidated damages and not as a penalty, (i) for the first 90 days following the Target Effective Date, an amount equal to 0.25% of the Liquidated Damages Multiplier, which shall accrue daily, and (ii) for each non-overlapping 90-day period beginning on the 91st day following the Target Effective Date, an amount equal to the amount set forth in clause (i) plus an additional 0.25% of the Liquidated Damages Multiplier for each subsequent 90 days (i.e., 0.5% for 91-180 days, 0.75% for 181-270 days, and 1.0% thereafter), which shall accrue daily, up to a maximum amount equal to 1.0% of the Liquidated Damages Multiplier per non-overlapping 90 day period (the “Liquidated Damages”), until such time as such Registration Statement is declared or becomes effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall be payable within 10 Business Days after the end of each such 90 day period in immediately available funds to the account or accounts specified by the applicable Holders. Any amount of Liquidated Damages shall be prorated for any period of less than 90 days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder.

(c) Waiver of Liquidated Damages. If the Partnership is unable to cause a Registration Statement to become effective on or before the Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages, which may be granted by the consent of the Holders of a majority of the outstanding Registrable Securities that have been included on such Registration Statement, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Registration Statement.

(d) Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

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Section 2.02 Piggyback Registration.

(a) Participation. So long as a Holder holds Registrable Securities, if the Partnership proposes to file (i) a shelf registration statement other than a Registration Statement contemplated by Section 2.01(a), (ii) a prospectus supplement to an effective shelf registration statement, other than a Registration Statement contemplated by Section 2.01(a), or (iii) a registration statement, other than a shelf registration statement, in each case, for the sale of Common Units in an Underwritten Offering for its own account or that of another Person, or both, and Holders may be included in such Underwritten Offering without the filing of a post-effective amendment thereto, then the Partnership shall give not less than three Business Days’ notice (including, but not limited to, notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning more than $10 million of Registrable Securities, calculated on the basis of the Purchased Unit Price (the “Tag-Along Holders”), and such Piggyback Notice shall offer such Tag-Along Holder the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as such Tag-Along Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) to such Tag-Along Holders if the Tag-Along Holders, together with their Affiliates, do not offer a minimum of $10 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities owned by the average of the closing price on the NYSE for the Common Units for the ten trading days preceding the date of such notice), or (B) to such Tag-Along Holders if and to the extent that the Partnership has been advised in writing by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of such Tag-Along Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Tag-Along Holders shall be determined based on the provisions of Section 2.02(b). Each Piggyback Notice shall be provided to Tag-Along Holders on a Business Day pursuant to Section 3.01 and receipt of such notice shall be confirmed and kept confidential by the Tag-Along Holders until such proposed Underwritten Offering is (x) publicly announced or (y) such Tag-Along Holder received notice that such proposed Underwritten Offering has been abandoned, which such abandonment notice shall be provided promptly by the Partnership to each Tag-Along Holder but no later than 14 days after delivery of the Piggyback Notice to Tag-Along Holders. Each such Tag-Along Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Tag-Along Holder is received within the specified time, such Tag-Along Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable

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Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.

(b) Priority of Piggyback Registration. Other than situations described in Section 2.01 and Section 2.03, if the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership in writing that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include in such offering, to the extent of the total number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect (the “Piggyback Registration Cap”), Registrable Securities in the following priority:

(i) first, to the Partnership;

(ii) second, to the extent that the number of Registrable Securities to be included in such offering pursuant to Section 2.02(b)(i) is less than the Piggyback Registration Cap to Knutsen NYK Offshore Tankers AS and its Affiliates (collectively, “KNOT”) pursuant to any registration rights existing as of the date of this Agreement; and

(iii) third, to the extent that the number of Registrable Securities to be included in such offering pursuant to Section 2.02(b)(i) and Section 2.02(b)(ii) is less than the Piggyback Registration Cap, the Registrable Securities requested to be included by the Tag-Along Holders exercising piggyback rights pursuant to this Section 2.02; the securities requested to be included pursuant to this Section 2.02(b)(iii) shall be allocated pro rata among the Tag-Along Holders (based, for each such Tag-Along Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Tag-Along Holder in such offering by (B) the aggregate number of Common Units proposed to be sold by all Tag-Along Holders in the Piggyback Registration).

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Section 2.03 Underwritten Offering.

(a) Demand Rights. In the event that any of (i) OMP or its Affiliates or (ii) [Other Purchaser(s)] or its Affiliates elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $37.5 million from such Underwritten Offering (together with any Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02), the Partnership shall, at the request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement, more than one Underwritten Offering pursuant to this Section 2.03; provided, further, that if the Partnership or KNOT or any of their respective Affiliates is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $50.0 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six month period.

(b) General Procedures. In connection with any Underwritten Offering contemplated by Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.04 Further Obligations. In connection with its obligations under this Article II, the Partnership will:

(a) promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

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(b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d) if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

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(f) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h) in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters may reasonably request;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(j) make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

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(k) use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l) use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m) provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of the Partnership available to participate in customary marketing activities); provided, however, that the officers of the Partnership shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o) if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(p) if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement.

Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence with respect to the Partnership at the time such Holder’s consent is sought.

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Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05 Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities (i) who is participating in an Underwritten Offering and is included in a Registration Statement or (ii) who has not delivered a Piggyback Opt-Out Notice and has the ability to participate in an Underwritten Offering pursuant to Section 2.03 agrees to enter into a customary letter agreement with underwriters providing that such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder and (iii) the foregoing restriction shall not be applicable to Holders that own three percent (3%) or less of the Partnership’s issued and outstanding Common Units.

Section 2.07 Expenses.

(a) Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the

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expenses of any special audits or “comfort letters” required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions, transfer taxes allocable to the sale of the Registrable Securities and the fees and disbursements of counsel for the Selling Holders, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

(b) Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.08 Indemnification.

(a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

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(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner and each of their directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

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(d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

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Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities or securities convertible into Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities or securities convertible into Registrable Securities, as applicable, transferred or assigned to such transferee or assignee shall represent at least $12.5 million of Registrable Securities on an as-converted basis (determined by multiplying the number of Registrable Securities (on an as-converted basis) owned by the average of the closing price on the NYSE for the Common Units for the ten (10) trading days preceding the date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 2.11 Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with the sale of the Registrable Securities and shall sell the Registrable Securities in accordance with a method of distribution described in the Registration Statement.

Section 2.12 Information. Each Holder shall supply such information with respect to itself, its directors, officers and shareholders and such other matters as may be reasonably necessary as the Partnership may reasonably request for the purpose of preparation of any registration statement, notice, form or other documents required to be filed with any governmental authority.

ARTICLE III.

MISCELLANEOUS

Section 3.01 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or email to the following addresses:

(a) If to the Purchasers, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main St.

Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson; John M. Greer

Facsimile: (713) 546-5401

Email: ryan.maierson@lw.com; john.greer@lw.com

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(b) If to the Partnership:

KNOT Offshore Partners LP

Queen’s Cross, Aberdeen

Aberdeenshire

United Kingdom

AB15 4YB

United Kingdom Attention: John Costain, Chief Executive Officer

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

2200 Pennsylvania Avenue NW, Suite 500 West

Washington, DC 20037-1701

Attention: Catherine Gallagher

Facsimile: 202.879.8985

Email: cgallagher@velaw.com

or to such other address as the Partnership or the Purchasers may designate in writing or, if to a transferee or assignee of the Purchasers or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03 Assignment of Rights. Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

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Section 3.05 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. The Partnership has appointed Watson Farley & Williams LLP, New York, New York, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby. Such appointment shall be irrevocable by the Partnership. The Partnership represents and warrants that the Authorized Agent has agreed to act as such agent for service of process. Service of process upon the Authorized Agent and written notice of such service to the Partnership shall be deemed, in every respect, effective service of process upon the Partnership.

Section 3.09 Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable;

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provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.11    No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.12    Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Purchasers, the Selling Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Purchaser or a Selling Holder hereunder.

Section 3.13    Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good

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faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

KNOT OFFSHORE PARTNERS LP

By:
Name:	John Costain
Title:	Chief Executive Officer and Chief Financial Officer

[Signature page to Registration Rights Agreement]

OFFSHORE MERCHANT PARTNERS ASSET YIELD FUND, L.P.

By:	OMP Asset Yield General Partner, L.P., its general partner

By:	OMP Asset Yield (GP) Limited, its general partner

By:
Name:
Title:

[OTHER PURCHASER ENTITY(IES)]

By:	[Purchaser Entity]

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

SCHEDULE A

Purchaser Name; Notice and Contact Information

Purchaser	Contact Information
Offshore Merchant Partners Asset Yield Fund, L.P.	Mill Court, La Charroterie, St Peters Port, Guernsey GY1 1EJ.

[OTHER PURCHASER ENTITY(IES)]	[________________] [________________] [________________]

A-1

EXHIBIT E

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is executed by the undersigned pursuant to the Series A Preferred Unit Purchase Agreement, dated as of December 6, 2016 (the “Agreement”) among KNOT Offshore Partners LP (the “Partnership”) and the purchasers party thereto (the “Purchasers”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement. By the execution of this Joinder Agreement, the undersigned agrees as follows:

1. The undersigned acknowledges that the undersigned desires to acquire                      Series A Preferred Units, subject to the terms and conditions of the Agreement (including the Exhibits thereto).

2. The undersigned hereby joins in, and agrees to be bound by and subject to, the Agreement, with the same force and effect as if the undersigned were originally a Purchaser party thereto.

3. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

4. The Partnership hereby acknowledges and agrees that the undersigned shall be deemed a Purchaser under the Agreement with respect to the number of Series A Preferred Units set forth above and that such Purchaser shall be entitled to all of the rights and benefits, and subject to all of the obligations, of a Purchaser under the Agreement from and after the date of this Joinder Agreement as if the undersigned was a party thereto as of the effective date of the Agreement.

EXECUTED AND DATED as of this                  day of                 , 2016.

KNOT OFFSHORE PARTNERS LP

By:
Name:
Title:

[JOINING PARTY]

By:	[General Partner of Joining Party, as its general partner, if applicable]

By:
Name:
Title:

Exhibit E-1

Notice Address:

Exhibit E-2

EXHIBIT F

VESSELS

Vessel	Ownership	Flag Jurisdiction
Fortaleza Knutsen	Knutsen Shuttle Tankers XII KS	The Bahamas
Recife Knutsen	Knutsen Shuttle Tankers XII KS	The Bahamas
Bodil Knutsen	KNOT Shuttle Tankers 17 AS	Isle of Man
Windsor Knutsen	KNOT Shuttle Tankers 18 AS	Norway
Carmen Knutsen	Knutsen Shuttle Tankers 13 AS	Malta
Hilda Knutsen	Knutsen Shuttle Tankers 14 AS	United Kingdom
Torill Knutsen	Knutsen Shuttle Tankers 15 AS	United Kingdom
Dan Cisne	KNOT Shuttle Tankers 20 AS	Denmark
Dan Sabia	KNOT Shuttle Tankers 21 AS	Denmark
Ingrid Knutsen	Knutsen NYK Shuttle Tankers 16 AS	United Kingdom
Raquel Knutsen	Knutsen Shuttle Tankers 19 AS	Malta

Exhibit F-1